EXHIBIT 10.3

(Operation Number 36384)

LOAN AGREEMENT

between

BALYKSHI L.L.P.

and

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

Dated 21 December 2006

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TABLE OF CONTENTS

ARTICLE I - DEFINITIONS	1
Section 1.01.	Definitions	1
Section 1.02.	Interpretation	20
ARTICLE II - REPRESENTATIONS AND WARRANTIES	21
Section 2.01.	Representations Regarding the Project	21
Section 2.02.	Representations Regarding the Borrower	22
Section 2.03.	Representations Regarding the Agreements	25
Section 2.04.	Acknowledgement and Repetition	26
ARTICLE III - ARTICLE III - LOAN	27
Section 3.01.	Amount and Currency	27
Section 3.02.	Disbursements	27
Section 3.03.	Suspension and Cancellation	27
Section 3.04.	Charges, Commissions and Fees	28
Section 3.05.	Interest	29
Section 3.06.	Default Interest	30
Section 3.07.	Repayment	30
Section 3.08.	Voluntary and Mandatory Prepayment	31
Section 3.09.	Payments	32
Section 3.10.	Insufficient Payments	33
Section 3.11.	Taxes	33
Section 3.12.	Unwinding Costs	33
Section 3.13.	Increased Costs	35
Section 3.14.	Illegality	36
Section 3.15.	Mitigation	36
Section 3.16.	Loan Account	37
ARTICLE IV - ARTICLE IV - CONDITIONS PRECEDENT	37
Section 4.01.	First Disbursement	37
Section 4.02.	All Disbursements	41
Section 4.03.	Pari Passu Disbursement	42
Section 4.04.	Participations	42
ARTICLE V - AFFIRMATIVE COVENANTS	42
Section 5.01.	Project Implementation	43
Section 5.02.	Maintenance and Continuity of Business	43
Section 5.03.	Environmental and Social Compliance	43
Section 5.04.	Insurance	43
Section 5.05.	Accounting	44
Section 5.06.	Continuing Governmental and Other Authorisations	44
Section 5.07.	Security	44
Section 5.08.	Compliance with Other Obligations	44

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Section 5.09.	Taxes	44
Section 5.10.	Project Agreements	45
Section 5.11.	Financial Ratios	45
Section 5.12.	Further Documents	45
Section 5.13.	Costs and Expenses	45
Section 5.14.	Furnishing of Information	46
Section 5.15.	Debt Service Reserve Account	50
Section 5.16.	Cash Sweep	50
ARTICLE VI - NEGATIVE COVENANTS	51
Section 6.01.	Dividends	51
Section 6.02.	Capital Expenditures	51
Section 6.03.	Leases	51
Section 6.04.	Financial Debt	51
Section 6.05.	Liens	52
Section 6.06.	Derivative Transactions	52
Section 6.07.	Arm’s Length Transactions	52
Section 6.08.	Profit-sharing, Management and Service Arrangements	52
Section 6.09.	Investments	53
Section 6.10.	Project Agreements	53
Section 6.11.	Changes in Business, Capital and Charter	53
Section 6.12.	Prepayment of Long-term Debt	53
Section 6.13.	Sale of Assets; Merger	53
ARTICLE VII - EVENTS OF DEFAULT	54
Section 7.01.	Events of Default	54
Section 7.02.	Consequences of Default	55
ARTICLE VIII - MISCELLANEOUS	56
Section 8.01.	Term of Agreement	56
Section 8.02.	Entire Agreement; Amendment and Waiver	56
Section 8.03.	Notices	56
Section 8.04.	English Language	57
Section 8.05.	Financial Calculations	57
Section 8.06.	Rights, Remedies and Waivers	58
Section 8.07.	Indemnification	58
Section 8.08.	Governing Law	59
Section 8.09.	Arbitration and Jurisdiction	59
Section 8.10.	Privileges and Immunities of EBRD	60
Section 8.11.	Waiver of Sovereign Immunity	60
Section 8.12.	Successors and Assigns; Third Party Rights	61
Section 8.13.	Disclosure	61
Section 8.14.	Counterparts	61

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EXHIBITS

EXHIBIT A	-	FORM OF DISBURSEMENT APPLICATION
EXHIBIT B	-	FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
EXHIBIT C	-	FORM OF LETTER TO AUDITORS
EXHIBIT D

-FORM OF SECURITY CERTIFICATE

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LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated 21 December 2006 between BALYKSHI L.L.P., a limited liability partnership organised and existing under the laws of the Republic of Kazakhstan (the “Borrower”), and the EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation formed by treaty (“EBRD”).

•DEFINITIONS

•	Definitions

Wherever used in this Agreement (including the Exhibits and any Schedules), unless the context otherwise requires, the following terms have the following meanings:

“Actual DSCR”	means on any date for the calculation thereof the Borrower’s DSCR for the period of six months ending on the last day of the Borrower’s most recently ended quarter.
“Account Banks”

means an authorised bank(s) of international standing and reputation acceptable to EBRD, fully licensed to operate and conduct banking business in the Republic of Kazakhstan and in such other jurisdiction, which bank(s) will hold the Debt Service Reserve Account and the other bank accounts of the Borrower.

“Affiliate”	means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.
“A Loan”	means the maximum principal amount of the loan provided for in Section 3.01(1) or, as the context may require, the principal amount thereof from time to time outstanding.

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“Annual Budget”

means, with respect to any Financial Year of the Borrower, the annual cash flow forecast of anticipated revenues, operating expenses, financing expenses, capital expenditures, CADS, Projected DSCR and Loan Life Cover Ratio to be submitted to and approved in writing by EBRD in accordance with Section 5.14(f).

“Auditors”	means Hansen, Barnett & Maxwell or such other firm of independent accountants as the Borrower may from time to time appoint as its auditors in accordance with Section 5.05.
“Authorisation”

means any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Bank Account Agreement(s)”

means the agreement(s) between the Borrower, the Account Bank and EBRD detailing, inter alia, the management and operation of the Borrower’s bank accounts, which agreement shall be in form and substance acceptable to EBRD.

“Bank Account Pledges”

means the instruments pursuant to which the Borrower grants to EBRD a first ranking security interest in all of the Borrower’s bank accounts, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to EBRD.

“B Loan”	means the maximum principal amount of the loan provided for in Section 3.01(2) or, as the context may require, the principal amount thereof from time to time outstanding.

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“Business Day”

means a day (other than a Saturday or Sunday) on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in London, England and Almaty, Kazakhstan and on which commercial banks and foreign exchange markets settle payments in the Loan Currency in New York, New York, USA.

“Business Plan”

means the business plan for the Project dated July 2005 prepared by the Sponsor and delivered to EBRD by the Borrower containing detailed technical plans and specifications, a financing plan, an estimated construction schedule and budget and operating plans and procedures, and financial projections and forecasts in respect of the Borrower’s activities and the Project, as such business plan may be amended from time to time by the Borrower with the prior written consent of EBRD.

“Cash Available for Debt Service or “CADS”	means, for the relevant period of calculation, in respect of the Borrower:
• the sum of:

•            the Borrower’s net income for such period before extraordinary gains and losses and taking into account any accumulated tax losses which arise prior to such period and are confirmed by the Auditors of the Borrower, but excluding (to the extent included in the Borrower’s net income) any items of a non-recurring nature, any tax losses which are projected to arise in any future period;

•            the interest charges paid or accrued during such period on the Borrower’s Debt (including imputed interest on lease obligations included in such Borrower’s Financial Debt), less the interest charges received or accrued to such Borrower during such period;

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• the aggregate of all amounts included in the Borrower’s net income in respect of depreciation and amortisation during such period;
• any increase in the Borrower’s prepaid income during such period; and
• any decrease in the Borrower’s working capital during such period;
• less the sum of:
• any capital expenditures incurred by the Borrower during such period which are not financed through the Loan, the Parallel Lender Loan Agreement, or any subordinated loan;
• any decrease in the Borrower’s prepaid income during such period; and
• any increase in the Borrower’s working capital during such period.
“Cash Sweep Account”	means the account in Dollars established by the Borrower for the purpose of holding the Excess Cash amounts as provided in Section 5.16 of this Agreement.
“Cash Sweep Calculation Period”	means each period of 6 months ending on 31 March and 30 September of each Financial Year of the Borrower.
“Charter”

means, in respect of any company, corporation, partnership, enterprise or other entity, its charter, founding act, articles of incorporation and bylaws, memorandum and articles of association, statutes or similar instrument.

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“Commitment Period”

means the period commencing on the date of this Agreement and terminating on the earlier of the date 24 months from the date of this Agreement and the date the obligation of EBRD to make Disbursements hereunder terminates in accordance with the terms of this Agreement.

“Completion Guarantee”

means the irrevocable completion and performance guarantee by the Guarantors of amounts owing to EBRD under the Financing Agreements, and amounts needed by the Borrower for the Project, which guarantee shall be in form and substance satisfactory to EBRD, shall be supported by the Letter of Credit, and shall remain in full force and effect until the earlier of (i) the Project Completion Date; and (ii) the date that EBRD notifies the Borrower that all amounts due to EBRD under the Financing Agreements have been irrevocably and unconditionally paid in full.

“Construction Budget”

means the budget to design, develop, construct and start up the Project through the Project Completion Date, prepared by the Borrower specifying (on an annual and month by month basis), all project costs to be incurred in connection therewith which budget shall be in form and substance satisfactory to EBRD.

“Construction Contract”	means the construction contract for the Project dated 7 November 2006 between the Borrower and the Contractor, which contract shall be in form and substance satisfactory to EBRD.
“Contract Assignment”

means the instrument pursuant to which the Borrower grants to EBRD a first ranking security interest in all of its rights, interests and benefits under the Construction Contract and the Service Contracts, and all performance bonds, warranties, guarantees and undertakings issued thereunder, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to EBRD.

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“Contractor”	means Datoba L.L.P., a limited liability partnership organised and existing under the laws of Kazakhstan or such other contractor acceptable to, and approved in advance by, EBRD.
“Country of Operation”	means the Republic of Kazakhstan.
“Debt”

means, with respect to any person, all obligations of such person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, including:

• any amounts payable by such person under leases or similar arrangements over their respective periods;
• any credit to such person from a supplier of goods or under any instalment purchase or other similar arrangement; and

•            any liabilities and obligations of third parties to the extent that they are guaranteed by such person or such person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such person whether or not such person has assumed or become liable for the payment of such liabilities or obligations.

“Debt Service Coverage Ratio” or “DSCR”

means, for any relevant period of calculation, the ratio of (a) CADS for such period to (b) the aggregate amount of payments of principal, interest and commitment charges and other fees and expenses (excluding non-recurring fees and expenses) falling due and payable in respect of Financial Debt of the Borrower during such period.

“Default”	means any Event of Default or any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

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“Debt Service Reserve Account”	means the account in Dollars established by the Borrower for the purpose of holding the Debt Service Reserve Amount as provided in Section 5.15 of this Agreement.
“Debt Service Reserve Amount”

means the amount in Dollars which is not less than the sum of the principal repayment instalments of the Loan payable on the next Interest Payment Date and the interest in respect of the Loan payable on such Interest Payment Date.

“Default Interest Period”

means, with respect to any amount overdue under this Agreement, a period commencing on the day on which such payment becomes due or, as the case may be, on the last day of the previous Default Interest Period with respect to such overdue amount, and ending on a Business Day selected by EBRD.

“Disbursement”	means the disbursement of any portion of the Loan from time to time pursuant to Section 3.02 or, as the context may require, the principal amount thereof from time to time outstanding.
“Dollars” , “USD” or “$”	means the lawful currency of the United States of America.
“EBITDA”

means in respect of any financial period of the Borrower, the operating profits on ordinary activities (net of normal operating expenses and overheads) of the Borrower determined in accordance with Generally Accepted Accounting Principles, but after adding back interest expense, amortisation of goodwill and any provision for depreciation and before deducting Taxes payable by the Borrower for or in respect of such period and extraordinary items.

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“Environmental and Social Action Plan”

means the environmental and social action plan for the Project as presented in the Environmental and Social Impact Assessment for Atash Marine Base, dated December 2005 and prepared by the Borrower and delivered to EBRD by the Borrower, as such environmental and social action plan may be amended from time to time with the prior written consent of EBRD.

“Environmental Matter”	means:
• the pollution or protection of the environment;
• harm to or the protection of human health;
• health and safety of the workplace; or
• any emission or substance capable of causing harm to any living organism or the environment.
“Event of Default”	means any one of the events or occurrences specified in Section 7.01.
“Excess Cash”	means, for the relevant period of calculation, in respect of the Borrower;
• CADS for such period; minus
• the aggregate amount of payments of principal, interest and commitment charges and other fees and expenses made in respect of Financial Debt of the Borrower during such period.
“Financial Debt”	means, with respect to any person, any Debt of such person for or in respect of:
• moneys borrowed;
• any amount raised by acceptance under any acceptance credit facility;

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• any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
• the amount of any liability in respect of any lease or hire purchase contract which would in accordance with Generally Accepted Accounting Principles, be treated as a finance or capital lease;
• receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
• any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing;

•            any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

• any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
• the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Financial Model”

means the financial model for the Project, in form and substance acceptable to EBRD, agreed between the Borrower and EBRD from time to time, which financial model shall be updated by the Borrower semi-annually and submitted to EBRD for approval, in EBRD’s sole discretion.

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“Financial Statements”

means the financial statements (including balance sheet, income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes) of each of the Sponsor, the Shareholder and the Borrower prepared in accordance with Generally Accepted Accounting Principles.

“Financial Year”	means the period commencing each year on 1 October and ending on the following 30 September.
“Financing Agreements”	means:
• this Agreement,
• the Parallel Lender Loan Agreement,
• the Investment Agreement,
• the Shareholders Agreement,
• the Put Option Agreement,
• the Completion Guarantee,
• the Share Retention Deed,
• the Subordination Deed,
• the Security Documents,
• the Bank Account Agreements,
• the Intercreditor and Security Sharing Agreement,

•             the Disbursement applications referred to in Section 3.02 and any notices, certificates and applications issued by the Borrower or any other party to EBRD in each case in connection with this Agreement or the Financing Agreements, and

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• any other agreement designated as a Financing Agreement by the Borrower and EBRD.
“Financing Plan”	means the plan for financing the Project as set forth in Section 2.01(c).
“Generally Accepted Accounting Principles”	means accounting principles generally accepted in the United States and consistently applied.
“Governmental Authority”

means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

“Guarantors”

means the Sponsor, the Shareholder, Caspian Group Services Limited, a limited liability company organised and existing under the laws of the British Virgin Islands and Caspian Geophysics Limited, a limited liability company organised and existing under the laws of the British Virgin Islands.

“Halyk Bank Mortgage”	means the immoveable mortgage over the Site in favour of Halyk Bank as lender under a short term loan agreement to be entered into between Halyk Bank and the Borrower.
“Immovables Mortgage”

means the instrument pursuant to which the Borrower grants to EBRD a first ranking mortgage over the Site and all of the Borrower’s other present and future immovable property, which instrument shall be in form and substance satisfactory to EBRD.

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“Independent Engineer”	means J&PB Consulting or such other firm of technical engineering consultants as may be appointed from time to time by the EBRD for the purposes of monitoring the implementation of the Project.
“Insurance Assignment”

means the instrument pursuant to which the Borrower assigns to EBRD all of its rights, interests and benefits under all insurance now or hereafter maintained by the Borrower and all other insurance relating to the Project, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to EBRD.

“Interbank Rate”

means, for each Interest Period, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11:00 a.m., London time, on the relevant Interest Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates); provided that:

•            if, for any reason, the Interbank Rate cannot be determined at such time by reference to the Reference Page, the Interbank Rate for such Interest Period shall be the rate per annum which EBRD determines to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/16%) of the offered rates per annum for deposits in the Loan Currency in an amount comparable to the portion of the Loan scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are advised to EBRD by three major banks active in the London interbank market selected by EBRD; and

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•            if EBRD determines that deposits in the Loan Currency are not being offered in the London interbank market in such amounts or for such period, the Interbank Rate for such Interest Period shall be the cost to EBRD (expressed as a rate per annum) of funding the portion of the Loan scheduled to be outstanding during such Interest Period from whatever sources it selects.

“Intercreditor and Security Sharing Agreement”

means the intercreditor and security sharing agreement to be entered into between EBRD and the Parallel Lender providing for, inter alia, sharing of the Security and any other security interest created in favour of the parties thereto to secure any amounts owing by the Borrower, which agreement shall be in form and substance satisfactory to EBRD.

“Interest Determination Date”	means, for any Interest Period, the date two London Banking Days prior to the first day of such Interest Period.
“Interest Expense”

means, in respect of any financial period of the Borrower, all interest, guarantee commissions, discount charges, the interest element of rentals under finance leases and periodically payable fees and commissions paid in respect of Financial Debt and all sums attributable to or treated for accounting purposes as interest or such other sums paid or incurred by, or accruing due from the Borrower in effecting, servicing or maintaining any Financial Debt, during such financial period.

“Interest Payment Date”

means any day which is 20 May or 20 November in any year; provided, however, that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be changed to the next succeeding Business Day.

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“Interest Period”

means, for any Disbursement, the period commencing on the date of such Disbursement and ending on the next Interest Payment Date and each period of six months thereafter commencing on an Interest Payment Date and ending on the next Interest Payment Date; provided that, if such Disbursement is made less than 15 Business Days prior to the next Interest Payment Date, the first Interest Period for such Disbursement shall commence on the date of such Disbursement and end on the Interest Payment Date following the next Interest Payment Date.

“International Standards on Auditing”	means the International Standards on Auditing issued by the International Federation of Accountants.
“Investment Agreement”	means the investment agreement to be entered into between the Borrower and EBRD, in form and substance satisfactory to EBRD.
“Letter of Credit”

means the letter of credit in an amount of USD5,000,000 issued in favour of EBRD as beneficiary by a bank acceptable to EBRD to partially support the obligations of the Guarantors under the Completion Guarantee.

“License(s)”	means the licenses listed on Schedule 1 to this Agreement.
“Lien”

means any mortgage, pledge, charge, privilege, priority, hypothecation, encumbrance, assignment, lien, attachment, set-off or other security interest of any kind or any other agreement or arrangement having the effect of conferring security upon or with respect to, or any segregation of or other preferential arrangement with respect to, any present or future assets, revenues or rights, including, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy.

“Loan”	means, collectively, the A Loan and the B Loan or, as the context may require, the principal amount thereof from time to time outstanding.

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“Loan Life Cover Ratio”	means, at any date, the ratio, of;

•            present value of Cash Available for Debt Service from the period commencing on such date and ending on the final maturity date of the Loan discounted at the weighted average interest rate per annum of the Loan and the Parallel Loan; to

•            the aggregate principal amount of all outstandings under the Loan and the Parallel Loan at such date less the aggregate principal amount of the Parallel Loan scheduled to be repaid after the final maturity date of the Loan.

“Loan Currency”	means the currency in which the Loan is denominated as set forth in Section 3.01.
“London Banking Day”

means a day (other than a Saturday or Sunday) on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Long-term Debt”	means, as of any date with respect to any person, any Financial Debt of such person all or part of which, or the final payment of which, is due more than one year after such date.
“Margin”	means, as follows:
• 5.50% per annum, prior to the Project Completion Date and the Service Contracts Threshold Date;
• 4.75% per annum, prior to the Project Completion Date but on and after the Service Contracts Threshold Date;
• 4.00% per annum, on and after the Project Completion Date,

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provided that no reduction in the Margin shall be effective prior to the date that the Borrower commences repayment of principal of the Loan pursuant to Section 3.07 of this Agreement.
“Movables Pledge”

means the instrument pursuant to which the Borrower grants to EBRD a first ranking security interest in all of the Borrower’s present and future tangible movable assets, intangible assets and contractual rights and claims, including, all of the Borrower’s equipment, machinery, raw materials, inventory, works-in-progress, accounts receivables, revenues and income, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to EBRD.

“Parallel Lender”	means Halyk Bank, a joint stock company organised and existing under the laws of the Republic of Kazakshtan.
“Parallel Loan”	means the loan to be provided under the Parallel Lender Loan Agreement.
“Parallel Lender Loan Agreement”	means the loan agreement to be entered into between the Parallel Lender and the Borrower, which agreement shall be in form and substance satisfactory to EBRD.
“Participant”	means a person from whom EBRD receives a formal commitment to acquire a Participation through the execution of, or the accession to, a participation agreement with EBRD.
“Participating Interest Pledge”

means the instrument pursuant to which the Shareholder pledges in favour of EBRD all of the issued and outstanding participating interests in the Borrower owned by it, which instrument shall be in form and substance satisfactory to EBRD.

“Participation”	means a participation in the Loan or, as the context may require, in a Disbursement.
“Permitted Liens”	means the Liens referred to in Sections 6.05(1) and 6.05(2).

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“Project”	means the construction, equipment and placing into operation of the marine support and supply base of the Borrower located near the village of Atash in the Kazakh sector of the North Caspian Coast.
“Project Agreements”

means the Borrower’s Charter, the Sponsor’s Charter, the Shareholder’s Charter, the License(s), the Construction Contract, the Construction Sub-contracts, the Service Contracts and such other agreements which may, from time to time, be designated as project agreements by the parties.

“Project Completion Date”	means the date on which all of the following have occurred:

•            the Borrower shall have delivered to EBRD a notice, in form and substance satisfactory to EBRD, signed by an authorised representative of the Borrower, certifying that all of the requirements set forth in Schedule 2 have been fulfilled; and

• EBRD shall have delivered to the Borrower a notice confirming that EBRD is satisfied that all of the requirements set forth in Schedule 2 have been fulfilled.
“Projected Debt Service Coverage Ratio” or “Projected DSCR”	means, in respect of the Borrower, as of any date for the calculation thereof to be approved by EBRD, the Borrower’s projected DSCR for the Financial Year in which the calculation date falls.
“Put Option Agreement”	means the put option agreement to be entered into between the Sponsor and the EBRD which agreement shall be in form and substance acceptable to EBRD.

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“Reference Page”

means the display of London interbank offered rates of major banks for deposits in the Loan Currency designated as page LIBOR01 on Reuters services (or such other page as may replace page LIBOR01 on Reuters services for the purpose of displaying London interbank offered rates for deposits in the Loan Currency).

“Revenue Account”	means the account established by the Borrower for the purpose of holding revenues of the Borrower;
“Revenues from Service Contracts”

means, in respect of any financial period of the Borrower, the gross sales of the Borrower (excluding value added tax thereon) during that period, using for the purposes of gross sales the committed value of the Service Contracts entered into by the Borrower with Users (which Users are acceptable to EBRD) and provided that over 50% of such value arises from Users which are third-party Users unrelated to the Borrower.

“Security”	means the security created, expressed to be created or agreed to be created pursuant to any of the Security Documents to secure all amounts owing to EBRD under the Financing Agreements.
“Security Documents”	means the Bank Account Pledges, the Contract Assignment, the Immovables Mortgage, the Insurance Assignment, the Movables Pledge, the Participating Interest Pledge and the Letter of Credit.
“Service Contracts”

means service contracts, entered into between the Users and the Borrower, which are of a duration of 1 year or longer, pursuant to which the Users contract to use the infrastructure to be constructed as part of the Project.

“Service Contracts Threshold Date”	means the date on which all of the following have occurred:

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•            the Borrower shall have delivered to EBRD financial information, in form and substance satisfactory to EBRD, signed by a authorised representative of the Borrower, certifying that the DSCR of the Borrower for the current Financial Year and for the next 2 succeeding Financial Years is not less than 1.50:1.00, using Revenues from Service Contracts (as defined in this Agreement) as the basis for such calculations; and

• EBRD shall have delivered to the Borrower a notice confirming that it is satisfied with the financial information provided in (a) above.
“Shareholder”	means Caspian Real Estate Limited, a limited liability company organised and existing under the laws of the British Virgin Islands, owned as to 100% by the Sponsor.
“Shareholders Agreement”	means the shareholders agreement to be entered into among the Sponsor, the Shareholder and EBRD, which agreement shall be in form and substance satisfactory to EBRD.
“Share Retention Deed”

means the agreement, between certain founding individuals of the Sponsor, the Sponsor, the Shareholder and EBRD pursuant to which, inter alia, (i) the Shareholder agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Borrower without the prior written consent of EBRD and (ii) the Sponsor agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Shareholder without the prior written consent of EBRD.

“Short-term Debt”	means, with respect to any person, any Financial Debt of such person other than Long-term Debt.
“Site”	means the site for the Project located on the Bay of Bautino.
“Social Matter”	means:

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• labour standards and employment conditions as regulated by applicable law;
• the impact on persons of resettlement or land acquisition;
• the impact on indigenous peoples and other vulnerable groups;
• the impact on objects of cultural heritage including archeological artefacts and sites; or
• public consultation and disclosure, including grievances from members of the public notified to the Borrower.
“Sponsor”	means Caspian Services Inc., a corporation organised and existing under the laws of Nevada, USA
“Subordinated Debt”	means Debt of the Borrower which is subordinated, on terms satisfactory to EBRD, to the payment of all amounts payable to EBRD under the Financing Agreements.
“Subordination Deed”

means the agreement between the Borrower, the Sponsor, the Shareholder and EBRD pursuant to which each of the Sponsor and the Shareholder agree on the terms thereof to subordinate the payment of amounts payable by the Borrower to it under the Subordinated Debt to the payment of all amounts payable by the Borrower to EBRD under the Financing Agreements which agreement shall be in form and substance satisfactory to EBRD.

“Subsidiary”	means, with respect to any entity, any other entity over 50% of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

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“Technical Due Diligence Report”	means the technical due diligence report prepared by the Independent Engineer dated May 2006 and delivered to the EBRD together with any updates thereto from time to time.
“Tax” or “Taxes”	means any tax, royalty, stamp or other duty, assessment, levy, charge, value added tax, or impost of any nature whatsoever (including any related penalty or interest) imposed under any law.
“Users”	means marine base service users acceptable to EBRD who enter into Service Contracts.

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•	Interpretation

•             In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

•             In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

•             In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

•             In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

•             In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

•             In this Agreement, a Default is outstanding or continuing until it has been remedied or waived by EBRD in writing.

•             In this Agreement, a reference to a document being “in the Agreed Form” means that the form of such document has been agreed by the parties hereto and that a copy thereof has been initialled for the purpose of identification by EBRD and the Borrower.

•             In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction

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which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

•             In this Agreement, any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted.

•             In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

•             In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

•REPRESENTATIONS AND WARRANTIES

•	Representations Regarding the Project

The Borrower represents and warrants as follows:

•	Project Description.

•             The Project conforms in all material respects with the detailed description thereof contained in the Business Plan furnished by the Borrower to EBRD (subject to any modifications to which EBRD may agree in writing).

•             The information contained in the Business Plan, other than in respect of financial forecasts or projections, is true, complete and correct in all material respects and the Business Plan contains no untrue or misleading statement and does not omit any material fact necessary to make the statements therein not untrue or misleading.

•             As of the date of this Agreement, to the extent that any information contained in the Business Plan relates to financial forecasts or projections of future events, such forecasts and projections have been prepared in good faith, giving due and careful consideration to all relevant factors and based on assumptions that were reasonable at the time that such forecasts and projections were prepared, and there has been nothing since the date such forecasts and projections were prepared that would make them unreasonable.

•             Estimated Project Costs. As of the date of this Agreement, the total estimated cost of the Project is approximately USD 79,330,000 as follows:

Item		USD (‘M)	% of Total
1.	Land	8.70	11.0%
2.	Dredging	3.12	3.9%
3.	Service Jetty	6.29	7.9%

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4.	Jetty Services	1.56	1.9%
5.	Reclaim and Wharf	4.88	6.1%
6.	Breakwater	2.63	3.3%
7. C	Civil Works	3.46	4.4%
8. S	Site Services	2.18	2.7%
9.	Fuel Storage	1.50	1.9%
10.	Waste Storage	0.12	0.2%
11.	Water Storage	0.48	0.6%
12.	Fire Protection	0.46	0.6%
13.	Energy Centre	1.82	2.3%
14.	Warehouse	3.97	5.0%
15.	Offices	0.79	1.0%
16.	Transit Lounge	0.15	0.2%
17.	Desalination Plant	2.27	2.9%
18.	Professional Services	5.16	6.5%
19.	Preliminaries	5.87	7.4%
20.	Start up costs	5.00	6.3%
21.	Import VAT & Customs	7.43	9.4%
22.	Insurance Costs	0.25	0.3%
23.	Local VAT	3.50	4.4%
24.	ECGD Premium	1.74	2.2%
25.	Transaction Costs	6.00	7.6%
Total Project Cost		79.33	100%

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•	Financing Plan. The anticipated sources of financing the Project are as follows:

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Source	USD (‘M)	% of Total
Equity
a. Sponsor
Land	8.70	10.9%
Cash Equity	15.63	19.7%
b. EBRD	6.00	7.6%
Total Equity	30.33	38.2%
Senior Debt
a. Halyk Bank	25.00	31.6%
b. EBRD
A Loan	12.00	15.1%
B Loan	12.00	15.1%
Total Senior Loans	49.00	61.8%
Total Financing	79.33	100%

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•	Representations Regarding the Borrower

The Borrower represents and warrants as follows:

•             Incorporation. The Borrower is a limited liability partnership, duly organised and validly existing under the laws of the Republic of Kazakhstan and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in the Republic of Kazakhstan and has full power to own the properties which it owns or will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project.

•	Subsidiaries. The Borrower has no Subsidiaries.

•              Share Capital. The Borrower has charter capital of  400,000 Tenge. The following is a list of all participants in the Borrower, with their respective interests, as of the date of this Agreement:

Holder of participating interest	Percentage
Caspian Real Estate Limited	100%

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Total	100

The charter capital of the Borrower has been fully paid and all in-kind capital contributions by such participant have been made for full commercial value. There are no rights relating to the interests in the Borrower. No person has any right (other than as a participant) to share in the profits of the Borrower.

•              Directors and Officers. As of the date of this Agreement, the Director of the Borrower is Elena Pitina.

•             Financial Statements. The balance sheet of the Borrower as at 30 June 2006 presents fairly the financial position of the Borrower as of the date of such balance sheet. The Borrower had, as of the date of such balance sheet, no material contingent obligations, liabilities for Taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheet or the notes thereto. Since the date of such balance sheet, the Borrower has not suffered any material adverse change in its business, operations or financial condition, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation except under the Financing Agreements and Project Agreements.

•             Title to Assets. The Borrower owns and has good and marketable title to the Site and all of the other assets with a book value in excess of the equivalent of USD100,000 each, the ownership of which is reflected in its most recent balance sheet referred to in Section 2.02(e) or which are necessary for the implementation of the Project or which are referred to in the Security Documents. Such assets are free from any restrictions or covenants which might have a material adverse effect on the Project. The Borrower’s assets are not subject to any Lien, other than a Permitted Lien, and the Borrower is not subject to any contract, arrangement or law, whether conditional or unconditional, pursuant to which any Lien on its assets may be created, except for Permitted Liens and the Halyk Bank Mortgage.

•              Material Contracts. As of the date of this Agreement, the Borrower is not a party to, or committed to enter into, any agreement, other than the Financing Agreements and Project Agreements:

•             that involves the payment of more than USD100,000 (or the equivalent thereof in other currencies) per year or in the aggregate more than USD1,000,000 (or the equivalent thereof in other currencies) over the term of such agreement; or

•	that relates to the Project.

•             Compliance with Law. The Borrower is not in violation of any law applicable to it and presently in effect. To the best of the Borrower’s knowledge, no law has been proposed or is expected which may have a material adverse effect on the Project or the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of

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its material obligations under any Financing Agreement or Project Agreement. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes upon the Borrower, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest. The Borrower is in compliance with all applicable laws concerning money laundering. Neither the Borrower nor any of its officers, directors or authorised employees, agents or representatives has:

•              paid, promised to pay or offered to pay, or authorised the payment of, any commission, bribe, pay-off or kickback related to the Project that violates any applicable law or entered into any agreement pursuant to which any such commission, bribe, pay-off or kickback may or will at any time be paid; or

•              offered or given any thing of value to influence the action of a public official, or threatened injury to person, property or reputation, in connection with the Project in order to obtain or retain business or other improper advantage in the conduct of business.

•              No Default. The Borrower is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its properties or assets is bound where such default would have a material adverse effect on the Project or the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its material obligations under any Financing Agreement or Project Agreement.

•             Environmental and Social Compliance. The Borrower and its businesses, operations, assets, equipment, property, leaseholds and other facilities are in material compliance with the provisions of all applicable laws relating to Environmental Matters and Social Matters. The Borrower has been issued all required Authorisations relating to, and has received no complaint, order, directive, claim, citation or notice from any Governmental Authority or other person with respect to, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, health and safety, employment conditions, the protection of indigenous peoples, cultural property, resettlement of persons or any other Environmental Matter or Social Matter. There is no contamination on the Site and it is suitable for the implementation of the Project.

•             Litigation. Except as disclosed pursuant to Section 5.14(i)(3), the Borrower is not engaged in, or, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which would have a material adverse effect on the Project or the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its material obligations under any Financing Agreement or Project Agreement.

•	Representations Regarding the Agreements

The Borrower represents and warrants as follows:

•             Corporate Power. The Borrower has the corporate power to enter into, and perform its obligations under, the Financing Agreements and Project Agreements to which

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it is a party.

•              Due Authorisation; Enforceability; No Conflict. The Financing Agreements and Project Agreements to which the Borrower is a party have been duly authorised by the Borrower. This Agreement has been duly executed by the Borrower and, subject to the reservations and qualifications set out in the legal opinions of the legal counsel to EBRD and provided under Article IV, this Agreement constitutes, and the other Financing Agreements and Project Agreements to which the Borrower is a party, when executed and delivered, will constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms. The making of the Financing Agreements and Project Agreements and the compliance with the terms thereof:

•             will not result in violation of the Borrower’s Charter, the License(s) or any provision contained in any law applicable to the Borrower;

•             will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its assets is bound; and

•             will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

•             Governmental Authorisations. No Authorisations from any Governmental Authority are required for:

•             the due execution, delivery or performance by the Borrower of any Financing Agreement, or the validity or enforceability thereof, or for the carrying out of the Project or the carrying on of the business of the Borrower as it is carried on or is contemplated to be carried on except for the registration of the Agreement with the National Bank of Kazakhstan and the registration of the Security Documents with the appropriate registry; and

•             the due execution and delivery or performance by the Borrower of any Project Agreement, or the validity or enforceability thereof, except for those Authorisations (other than the Licenses) which are not necessary at the time this representation is made (or repeated) and which are of a routine or minor nature and are customarily granted in due course after timely application, or which need only be obtained as the Project progresses or after construction is completed and in respect of which the Borrower is not aware of any reason for it being unable to obtain in due course such Authorisations.

•             Pari Passu Ranking. The Borrower’s payment obligations under the Financing Agreements rank at least pari passu with claims of all of its other creditors, except for claims mandatorily preferred by laws applicable to companies generally.

•              Security. Subject to registration of the Immovables Mortgage, each Security Document will, when executed and delivered, constitute a valid and perfected security

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interest in the collateral covered by such Security Document, securing payment of all principal, interest and other amounts payable to EBRD under the Financing Agreements and ranking senior to all other Liens on such collateral. The Borrower is not a party to any other security agreement or instrument creating or purporting to create a Lien on such collateral other than the Halyk Bank Mortgage. The Security is not subject to avoidance on liquidation of the Borrower or in bankruptcy, composition or other insolvency proceedings relating to the Borrower.

•             Project Agreements. The Project Agreements are in full force and effect without modification from the form referred to in Section 1.01. There has occurred no breach, and no event which with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a breach, of any of the Project Agreements where such breach would have a material adverse effect on the Project.

•             Taxes. As of the date of this Agreement, there is no Tax of any Governmental Authority of the Republic of Kazakhstan, the British Virgin Islands, Nevada, USA or England to be imposed on or by virtue of the execution, delivery or performance of any Financing Agreement or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in the Republic of Kazakhstan, the British Virgin Islands, Nevada, USA or England.

•	Acknowledgement and Repetition

•             The Borrower acknowledges that it has made the representations and warranties contained in Sections 2.01, 2.02 and 2.03 with the intention of inducing EBRD to enter into this Agreement and that EBRD has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. The Borrower warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties materially misleading or which would or might reasonably be expected to affect the judgement of a prospective lender regarding lending to the Borrower.

•             Any representation or warranty given hereunder which specifies that such representation and warranty is provided hereunder “as of the date of this Agreement” shall only be given on the date of this Agreement and shall not be deemed to be repeated hereafter in connection with any Disbursement made pursuant to this Agreement. In respect of all other representations and warranties provided in this Article II, such representations and warranties shall be deemed to be repeated on submission of each Disbursement request, on each Disbursement date and on each Interest Payment Date.

•ARTICLE III - LOAN

•	Amount and Currency

On and subject to the terms and conditions of this Agreement, EBRD agrees to lend to the Borrower an amount not to exceed USD 24,000,000 (twenty four million Dollars) consisting of:

•	the A Loan in an amount not to exceed USD 12,000,000 (twelve million

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Dollars); and

•             the B Loan in an amount not to exceed USD 12,000,000 (twelve million Dollars).

•	Disbursements

•              Subject to Section 3.03 and Article IV, the Loan shall be disbursed by EBRD from time to time on any Business Day during the Commitment Period in one or more Disbursements upon request of the Borrower. The Borrower may request a Disbursement by submitting to EBRD an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to EBRD, at least 10 Business Days prior to the proposed date of such Disbursement. Such application shall, unless EBRD otherwise agrees, be irrevocable and binding on the Borrower.

•             Disbursements (other than a Disbursement of the entire undisbursed amount of the Loan) shall be made in amounts of not less than USD 2,000,000 (two million Dollars).

•	Suspension and Cancellation

From time to time, EBRD may, by notice to the Borrower, suspend or cancel the right of the Borrower to all or any portion of any further Disbursements:

•             if the first Disbursement has not been made by the date being the first anniversary of the date of this Agreement or such other date as may be agreed by the parties hereto;

•	if an Event of Default has occurred and is continuing;

•             if the Board of Governors of EBRD has decided in accordance with Article 8, paragraph 3, of the Agreement Establishing the European Bank for Reconstruction and Development that access by the Country of Operation to EBRD resources should be suspended or otherwise modified; or

•             if the contribution to charter capital by the EBRD pursuant to the Investment Agreement has been suspended or cancelled or has not been made by the date being 6 months from the date of the Investment Agreement or such other date as may be agreed by the parties thereto.

Upon the issuance of such notice by EBRD, the right of the Borrower to further Disbursements shall be suspended or cancelled as indicated in the notice. The exercise by EBRD of the right of suspension shall not preclude EBRD from exercising its right of cancellation as provided in this Section 3.03, either for the same or another reason, and shall not limit any other rights of EBRD under the Financing Agreements.

•	Charges, Commissions and Fees

•             The Borrower shall pay to EBRD during the Commitment Period a commitment charge at the rate of 0.5% per annum on so much of the Loan as has not, from time to time, been disbursed to the Borrower or cancelled. The commitment charge shall accrue from day to day, in the case of the A Loan, from the date which is 60 days after the date of this Agreement and, in the case of an amount of the B Loan in respect of which EBRD

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receives a formal commitment from a Participant to acquire a Participation, from the date which is 60 days after the date of such commitment as notified by EBRD to the Borrower. The commitment charge shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 360-day year and shall be due and payable in arrears on each Interest Payment Date (even though no interest may be payable on such date).

•             The Borrower shall pay to EBRD a front-end commission of USD 120,000 (one hundred and twenty thousand Dollars) in respect of the A Loan (1.0% of the A Loan) and USD 120,000 (one hundred and twenty thousand Dollars) in respect of the B Loan (1.0% of the B Loan). Such front-end commission shall be due and payable not later than the earliest to occur of (i) the date of the cash equity contribution of the Sponsor referred to in Section 2.01(c); (ii) the first Disbursement or (iii) 60 Business Days after the date of this Agreement.

•             The Borrower shall pay to EBRD during the term of this Agreement an annual loan administration fee in the amount of USD 10,000 (ten thousand Dollars) per annum. Such loan administration fee shall be due and payable in advance, for the initial year, within 30 days after the date hereof and, for each subsequent year, on the first Interest Payment Date following each anniversary of the date hereof. In the event that a Participant hereafter acquires a Participation, the Borrower shall pay to EBRD during the term of this Agreement an additional annual loan administration fee in the amount of USD 5,000 (five thousand Dollars) per annum for each such Participant, provided that the maximum aggregate additional loan administration fee payable per annum shall not exceed USD 15,000 (fifteen thousand Dollars). Such additional loan administration fee shall be due and payable in advance, for the initial year, within 30 days after receipt by the Borrower of notice from EBRD that such Participant has acquired such Participation and, for each subsequent year, on the first Interest Payment Date following each anniversary of the date on which such Participant acquired such Participation.

•             The Borrower shall pay to EBRD a loan syndication fee in the amount of 0.35% of any B Loan made available to the Borrower under Section 3.01(b) of this Agreement. Such fee shall be due and payable not later than fifteen calendar days after the date of the relevant Participation Agreement for such B Loan, or, if such Participation Agreement is entered into prior to the first Disbursement, prior to the first Disbursement, whichever is earlier.

•             The charges, commissions and fees referred to in this Section 3.04 are exclusive of any Tax which might be chargeable in connection with such charges, commissions or fees. If any such Tax becomes chargeable, the Borrower shall pay an amount equal to such Tax to EBRD at the same time that the relevant charge, commission or fee becomes due and payable by EBRD against delivery to it by EBRD of an invoice or similar document evidencing that such Tax is payable.

•	Interest

•             Except as provided in Section 3.06, the Borrower shall pay interest on the principal amount of each Disbursement from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin and the Interbank Rate for such

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Interest Period.

•	Interest shall:

•              accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

•              be calculated on the basis of the actual number of days elapsed and a 360-day year; and

•              be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period.

•              On each Interest Determination Date, EBRD shall determine the interest rates applicable during the relevant Interest Period and promptly give notice thereof to the Borrower. Each determination by EBRD of the interest rate applicable to any portion of the Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

•             Any reduction in the Margin, pursuant to the definition of Margin contained in this Agreement, shall take effect from the next Interest Payment Date.

•	Default Interest

•             If the Borrower fails to pay when due any amount payable by it under this Agreement, the overdue amount shall bear interest at a rate equal to the sum of:

•	2.0% per annum;
•	the Margin; and

•             the interest rate per annum offered in the London interbank market on the date two London Banking Days prior to the first day of the relevant Default Interest Period (or, at EBRD’s option, on the first day of such Default Interest Period) for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if EBRD determines that deposits in the Loan Currency are not being offered in the London interbank market in such amounts or for such period, the cost to EBRD (expressed as a rate per annum) of funding the overdue amount from whatever sources it selects.

•	Default interest shall:

•              accrue from day to day from the due date to the date of actual payment, after as well as before judgement, if any;

•              be calculated on the basis of the actual number of days elapsed and a 360-day year;

•	be compounded at the end of each Default Interest Period; and
•	be due and payable forthwith upon demand.

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•             Each determination by EBRD of the interest rates applicable to overdue amounts and of Default Interest Periods shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

•	Repayment

•             The Borrower shall repay the Loan in 10 (ten) equal (or as nearly equal as possible) semi-annual instalments commencing on the Interest Payment Date immediately following the date being the third anniversary of the date of this Agreement, provided that if any Disbursement is made after one or more of such repayment dates, such Disbursement shall be allocated by EBRD for repayment on each of the remaining repayment dates described above in amounts which are pro rata to the amounts of the respective remaining instalments of the Loan on each such repayment date (with EBRD adjusting those allocations as necessary so as to achieve whole numbers in each case).

•             The dates for payment of principal of the Loan are intended to coincide with Interest Payment Dates. If any Interest Payment Date is affected by the proviso to the definition of “Interest Payment Date,” then the corresponding date for payment of principal shall be changed to coincide with such Interest Payment Date.

•	Voluntary and Mandatory Prepayment
•	Voluntary Prepayment.

The Borrower shall have the right at any time, on not less than 30 days’ prior notice to EBRD, to prepay on any Interest Payment Date all or any part of the principal amount of the Loan then outstanding; provided that:

•             the Borrower shall pay to EBRD at the same time all accrued interest and other amounts payable on the principal amount of the Loan to be prepaid and all other amounts due and payable hereunder;

•             in the case of a partial prepayment, such prepayment shall be in an amount of not less than USD 3,000,000 (three million Dollars), shall be applied pro rata between the A Loan and the B Loan in proportion to the respective principal amounts thereof then outstanding and shall be applied to prepay the outstanding repayment instalments of the Loan in inverse order of maturity; and

•             the Borrower shall pay to EBRD on the date of prepayment a prepayment fee equal to:

•            1.5% of the principal amount of the Loan to be prepaid if the prepayment is made on or prior to the second anniversary of the date of this Agreement;

•            1% of the principal amount of the Loan to be prepaid if the prepayment is made following the second anniversary of the date of this Agreement but on or before the fifth anniversary of the date of this Agreement; and

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•            0.5% of the principal amount of the Loan to be prepaid if the prepayment is made following the fifth anniversary of the date of this Agreement.

Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the Loan in accordance with the terms thereof. Amounts of the Loan prepaid by the Borrower may not be reborrowed.

•	Mandatory Prepayment

The Borrower shall on not less than 30 days’ prior notice to EBRD prepay on the next Interest Payment Date all or any part of the principal amount of the Loan then outstanding, by the amount required to be mandatorily prepaid by the Borrower pursuant to Section 5.16 of this Agreement; provided that:

•             the Borrower shall pay to EBRD at the same time all accrued interest and other amounts payable on the principal amount of the Loan to be prepaid and all other amounts due and payable hereunder;

•             in the case of a partial prepayment, such prepayment shall be in an amount of not less than USD 500,000 (five hundred thousand Dollars), shall be applied pro rata between the A Loan and the B Loan in proportion to the respective principal amounts thereof then outstanding and shall be applied to prepay the outstanding repayment instalments of the Loan in inverse order of maturity; and

•             the Borrower shall not be required to pay to EBRD on the date of prepayment any prepayment fee.

Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the Loan in accordance with the terms thereof. Amounts of the Loan prepaid by the Borrower may not be reborrowed.

•	Payments

•             All payments of principal, interest, charges, commissions, fees, expenses and any other amounts due to EBRD under this Agreement shall be made, without set-off or counterclaim, in the Loan Currency, for value on the due date, to such account in New York, New York, USA or such other place as EBRD may from time to time designate by notice to the Borrower.

•             The sums to be disbursed by EBRD to the Borrower hereunder shall be payable in the Loan Currency for value, unless otherwise agreed by the Borrower and EBRD, on the value date requested by the Borrower in its Disbursement application and to such correspondent account in New York, New York, USA as the Borrower may designate in its Disbursement application (with instructions to transfer such sums, at the Borrower’s risk and expense, to such account as the Borrower may designate in its Disbursement application).

•	If the due date for any payment under this Agreement would otherwise fall

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on a day which is not a Business Day, then such payment shall instead be due on the next succeeding Business Day.

•             EBRD shall have the right, to the fullest extent permitted by law, to set off any amount owed by EBRD to the Borrower, whether or not matured, against any amount then due and payable by the Borrower under any Financing Agreement, whether or not EBRD has demanded payment by the Borrower of such amount and regardless of the currency or place of payment of either such amount. EBRD shall have the right, to the fullest extent permitted by law, to deduct from the proceeds of any Disbursement any charges, commissions, fees, expenses and other amounts then due and payable by the Borrower to EBRD under any Financing Agreement.

•	Insufficient Payments

•             If EBRD at any time receives less than the full amount then due and payable to it under this Agreement, EBRD shall have the right to allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as EBRD in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

•             The Borrower shall indemnify EBRD against any losses resulting from a payment being received, or a claim being filed or an order or judgement being given, hereunder in a currency or place other than the currency and place specified in Section 3.09(a). The Borrower shall pay such additional amount as is necessary to enable EBRD to receive, after conversion to such currency at a market rate and transfer to such place, the full amount due to EBRD hereunder in the currency and at the place specified in Section 3.09(a).

•	Taxes

•             The Borrower shall pay or cause to be paid, or reimburse EBRD on demand for, all present and future Taxes, now or at any time hereafter levied or imposed by any Governmental Authority of any jurisdiction out of which or through which payments hereunder are made, on or in connection with the payment of any amounts due to EBRD under this Agreement except for any present or future Taxes on the overall net income of EBRD.

•             All payments of principal, interest and other amounts due to EBRD under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, however, that, in the event that the Borrower is prevented by operation of law or otherwise from making such payments free and clear of such deductions or withholdings, the principal, interest or other amount (as the case may be) due under this Agreement shall be increased to such amount as may be necessary to remit to EBRD the full amount it would have received had such payment been made without such deductions or withholdings.

•             The provisions of Sections 3.11(a) and 3.11(b) shall not apply to Taxes, to the extent that such Taxes arise as a direct consequence of a Participation having been acquired by a Participant whose principal office is located in the Country of Operation or by the

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permanent office or establishment in the Country of Operation of a Participant.

•	Unwinding Costs

•             If, for any reason (including, without limitation, an acceleration pursuant to Section 7.02), any portion of the Loan becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

•             the interest which would have accrued on such portion of the Loan from the date on which such portion of the Loan has become due and payable to the last day of the then current Interest Period at a rate equal to the Interbank Rate for such Interest Period;

exceeds:

•             the interest which EBRD would be able to obtain if it were to place an amount equal to such portion of the Loan on deposit with a leading bank in the London interbank market for the period commencing on the date on which such portion of the Loan has become due and payable and ending on the last day of the then current Interest Period.

•             If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

•             the interest which would have accrued on such overdue amount from the date of receipt of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Section 3.06(a)(3) for such Default Interest Period;

exceeds:

•             the interest which EBRD would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the London interbank market for the period commencing on the Business Day immediately following the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

•             The Borrower shall forthwith upon notice from EBRD reimburse EBRD for any costs, expenses and losses incurred by EBRD or any Participant, and not otherwise recovered by EBRD under Sections 3.12(a) and 3.12(b), as a result of the occurrence of an Event of Default, prepayment of any portion of the Loan on a date other than the last day of an Interest Period, failure by the Borrower to pay any amount when due hereunder, failure by the Borrower to borrow in accordance with a Disbursement application submitted pursuant to Section 3.02 or failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Section 3.08.

•             A certificate of EBRD as to any amount payable under this Section 3.12 shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the

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satisfaction of EBRD to contain manifest error.

•	Increased Costs

•             The Borrower shall, from time to time on demand of EBRD, reimburse EBRD for any net incremental costs to EBRD of making or maintaining, or committing to make, the Loan or to any Participant of acquiring or maintaining its Participation which result from:

•             the introduction of, or any change in, any applicable law or any applicable guideline or policy (whether or not having the force of law), or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof; and/or

•              any compliance with any request from, or requirement of, any central bank or other monetary or other authority;

which, subsequent to the date of this Agreement:

(A)      imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, or deposits with or for the account of, or loans by, EBRD or such Participant;

(B)      imposes a cost on EBRD or such Participant as a result of it having made the Loan or acquired its Participation, as the case may be, or reduces the rate of return on the overall capital of EBRD or such Participant which it would otherwise have been able to achieve;

(C)      changes the basis of Tax on payments received by EBRD or such Participant in respect of the Loan or its Participation, as the case may be, other than by a change in taxation of the overall net income of EBRD or such Participant; or

(D)      imposes on EBRD or such Participant any other condition regarding the making or maintaining of the Loan or the acquisition or maintaining of its Participation, as the case may be.

Notwithstanding the foregoing, the Borrower shall not be obligated to reimburse EBRD for any such net incremental costs which are a direct consequence of a Participation having been acquired by a Participant whose principal office is located in the Country of Operation or by the permanent office or establishment of a Participant in the Country of Operation.

•             EBRD shall furnish to the Borrower with any such demand a certificate of EBRD or the relevant Participant certifying:

•	that such net incremental costs have been incurred;
•	the circumstances giving rise to such net incremental costs;
•	that, in the opinion of EBRD or such Participant, it has complied with its

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obligations under Section 3.15; and

•	the amount of such net incremental costs.

The certificate of EBRD or any Participant as to the amount of such net incremental costs shall be prima facie evidence of the matter to which it relates unless shown by the Borrower to the satisfaction of EBRD to contain manifest error.

•              Notwithstanding anything in Section 3.08, the Borrower shall have the right, on not less than 30 days’ notice to EBRD (which notice shall be irrevocable and binding on the Borrower), to prepay on any Interest Payment Date that portion of the Loan on which EBRD informs the Borrower that such net incremental costs are then being charged, provided that the Borrower shall pay to EBRD at the same time all accrued interest and other amounts (including, any such net incremental costs) payable on the principal amount of the Loan to be prepaid and all other amounts due hereunder.

•	Illegality

Notwithstanding anything in this Agreement, if it is or becomes unlawful in any jurisdiction for EBRD to make, maintain or fund the Loan or for any Participant to maintain or fund its Participation, then:

•             upon request by EBRD, the Borrower shall, on the next Interest Payment Date or such earlier date as EBRD may specify, prepay that portion of the principal amount of the Loan which EBRD notifies to the Borrower as being affected by such change, together with all accrued interest and other amounts payable thereon; and

•             upon notice from EBRD, any portion of the Loan which EBRD notifies to the Borrower as being affected by such change and which has not theretofore been disbursed shall be cancelled immediately.

•	Mitigation

•             If, in respect of EBRD or a Participant, circumstances arise which would, or with the giving of notice would, result in:

•              any Taxes, duties and fees or other charges becoming payable under Section 3.11, or

•	any increased cost becoming payable under Section 3.13, or
•	any prepayment or cancellation under Section 3.14,

then EBRD will take (and request a Participant to take) such reasonable steps as may be practicable to mitigate the effects of such circumstances provided always that EBRD will be under no obligation to take (or request that such Participant take) such reasonable steps if such action would be materially adverse to the interests of EBRD or that Participant.

•              Section 3.15(a) above, does not in any way limit the obligations of the Borrower or any other party to any Financing Agreement.

•	Loan Account

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EBRD shall open and maintain on its books an account in the Borrower’s name showing the Disbursements and repayments thereof and the computation and payment of interest, charges, commissions, fees and other amounts due and sums paid hereunder. Such account shall be prima facie evidence as to the amount at any time due from the Borrower hereunder, absent manifest error.

•ARTICLE IV - CONDITIONS PRECEDENT

•	First Disbursement

The obligation of EBRD to make the first Disbursement shall be subject to the prior fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the following conditions precedent:

•             Financing Agreements. EBRD shall have received duly executed originals of the following agreements:

•	the Parallel Lender Loan Agreement;
•	the Investment Agreement;
•	the Shareholders Agreement;
•	the Put Option Agreement;
•	the Bank Account Agreements;
•	the Intercreditor and Security Sharing Agreement;
•	the Completion Guarantee;
•	the Share Retention Deed; and
•	the Subordination Deed;

•             Project Agreements. EBRD shall have received certified copies of the following agreements:

•	the Borrower’s Charter;
•	the Sponsor’s Charter;
•	the Shareholder’s Charter;
•	the License(s);
•	the Construction Contract;
•	the Construction Sub-contracts; and
•	the Service Contracts.

•              Security. The Security shall have been validly created and perfected in a manner satisfactory to EBRD and EBRD shall have received duly executed originals of the following Security Documents, together with any document, recording, filing, notification,

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registration, notarisation or other evidence required, in the opinion of EBRD, for the creation, validity, perfection or priority of the Liens of EBRD in or under such Security Documents:

•	the Bank Account Pledges;
•	the Contract Assignment;
•	the Immovables Mortgage;
•	the Insurance Assignment;
•	the Movables Pledge; and
•	the Participating Interest Pledge;

•             Charters. EBRD shall have received certified copies of the Charters of the Borrower, the Sponsor and the Shareholder (and, if relevant, certificates of registration and good standing) of the Borrower, the Sponsor and the Shareholder, each as amended to date.

•             Corporate Authorisations. EBRD shall have received certified copies of all corporate (including, if required, shareholder) Authorisations necessary for the due execution, delivery and performance of the Financing Agreements and Project Agreements, and any other documents in implementation thereof, by the Borrower, the Sponsor and the Shareholder, including the authorisations of the persons signing the Financing Agreements and Project Agreements to sign such documents and to bind the respective parties thereby.

•	Specimen Signatures. EBRD shall have received:

•              a certificate of incumbency and authority of the Borrower substantially in the form of Exhibit B; and

•              a certificate of an appropriate officer of each of the Sponsor and the Shareholder, certifying the specimen signature of each person authorised to sign, on behalf of such party, the Financing Agreements and Project Agreements to be entered into and performed by such party.

•             Governmental and Other Authorisations. EBRD shall have received certified copies of all Authorisations, if any, including creditors’ consents, necessary for the execution, delivery and performance of the Financing Agreements and Project Agreements by the Borrower, the Sponsor and the Shareholder and for the transactions contemplated thereby, including:

•	the borrowing by the Borrower under this Agreement;
•	the creation of the Security;
•	the carrying out of the Project and the Financing Plan;

•             the remittance to EBRD of all monies payable in respect of the Financing Agreements; and

•	the carrying on of the business of the Borrower as it is presently carried on

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and is contemplated to be carried on;

other than any Authorisation of a routine or minor nature which is not necessary for the implementation of the Project at the time of the proposed Disbursement or which may only be obtained as the Project progresses or after construction is completed and in each case which is customarily granted in due course after timely application, and in respect of which the Borrower is not aware of any reason for it being unable to obtain in due course such Authorisation.

•             Insurance. EBRD shall have received a report on the insurance for the Borrower and the Project from insurance consultants appointed by EBRD, together with an original insurance certificate from the Borrower’s insurer or insurance broker showing that all insurance policies and endorsements recommended by such report or otherwise required pursuant to Section 5.04 are in full force and effect and certified copies of such insurance policies and endorsements.

•             Auditors Letter. EBRD shall have received a copy of a letter to the Auditors from the Borrower substantially in the form of Exhibit C.

•             Participations. EBRD shall have received from Participants, upon terms satisfactory to EBRD, formal commitments by such Participants, evidenced by the execution of one or more Participation Agreements, for the acquisition of Participations in the B Loan in an aggregate amount equal to the full amount of the B Loan or if such formal commitments have not been received from Participants for all or part of the B Loan then the shortfall shall have been replaced by alternative sources of financing arranged by the Sponsor, which alternative financing and the terms and conditions thereof shall be in form and substance acceptable to EBRD.

•             Process Agent Appointments. EBRD shall have received written confirmation from the agents for service of process appointed by the Borrower and each of the Guarantors, pursuant to the Financing Agreements and of their acceptances of such appointments.

•             Legal Opinions. EBRD shall have received the following legal opinions regarding such matters incident to the transactions contemplated by the Financing Agreements and Project Agreements as EBRD reasonably requests:

•             the opinion of Denton, Wilde Sapte, Almaty, special Kazakhstan counsel to the Borrower;

•             the opinion of Chadbourne & Parke, special Kazakhstan counsel to EBRD;

•	the opinion of Chadbourne & Parke, special English counsel to EBRD;

•             the opinion of Appleby Hunter Bailhache, special British Virgin Islands counsel to EBRD; and

•             the opinion of Hale Lane Peek Dennison and Howard, special Nevada (USA) counsel to EBRD.

•	Equity and Senior Financing. EBRD shall have received (1) a letter from

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the Auditors of the Borrower confirming that the equity referred to in the Financing Plan detailed in Section 2.01(c) of this Agreement, shall have been contributed by the Sponsor and the EBRD to the Borrower in full; and (2) the Parallel Lender Loan Agreement referred to in the Financing Plan detailed in Section 2.01(c) of this Agreement shall have been entered into, all conditions precedent to drawdown thereunder shall have been satisfied or waived and the facility is available for drawing by the Borrower.

•             Technical Report. EBRD shall have received and shall be satisfied with, in its sole discretion, the Technical Due Diligence Report addressed to EBRD and prepared by the Independent Engineer which shall, inter alia, contain the following information;

•	confirmation of the technical and commercial ability of the Project;

•              an appraisal of the technical design for the Project and a review of the Business Plan;

•	an assessment of potential cost overruns and completion delays;
•	an assessment of the market relevance of the Project; and

•              an analysis of the risk allocation between the parties based on the review of the Construction Contract and the Construction Sub-contracts.

•             Environmental and Social Action Plan. EBRD shall have received evidence satisfactory to it that the Borrower has adopted in full the Environmental and Social Action Plan.

•             Property Valuation. EBRD shall have received and shall be satisfied with, in its sole discretion, a report of an independent property valuer acceptable to EBRD, certifying that the market valuation of the land referred to in the Financing Plan detailed in Section 2.01(c) of this Agreement is not less than USD8,700,000.

•             Letter of Credit. EBRD shall have received and shall be satisfied with in its sole discretion, the Letter of Credit and the Letter of Credit is in full force and effect.

•	All Disbursements

The obligation of EBRD to make any Disbursement shall also be subject to the fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the conditions that, on the date of the Borrower’s application for such Disbursement and on the date of such Disbursement:

•             Continuing Validity of Documents. All agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 shall be in full force and effect and unconditional (except for this Agreement having become unconditional, if that is a condition of any such agreement).

•              Representations and Warranties. The representations and warranties made or confirmed by the Borrower and each of the Guarantors in the Financing Agreements and the Project Agreements shall be true on and as of such dates with the same effect as though

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such representations and warranties had been made on and as of such dates except for those representations and warranties expressed to be given only as of the date of this Agreement or otherwise expressly stated not to be repeated.

•              No Default. No Default shall have occurred and be continuing or shall, in the reasonable opinion of EBRD, be imminent and the Borrower shall not, as a result of such Disbursement, be in violation of its Charter, any material provision contained in any agreement or instrument to which the Borrower is a party (including this Agreement) or by which the Borrower is bound or any law applicable to the Borrower.

•              No Material Adverse Change. Nothing shall have occurred which, in the reasonable opinion of EBRD, would have a material adverse effect on the Project, the business, operations or financial condition of the Borrower, the Sponsor or the Shareholder or the ability of the Borrower or any Guarantor to perform any of its material obligations under any Financing Agreement or Project Agreement.

•             Use of Proceeds. The proceeds of such Disbursement shall be needed by the Borrower for the purposes of the Project and EBRD shall have received such evidence as to the proposed utilisation of the proceeds of such Disbursement and the utilisation of the proceeds of any prior Disbursement as EBRD reasonably requests.

•             Fees and Expenses. EBRD shall have received payment of all amounts due and owing to it under the Financing Agreements, including all fees and expenses described in Section 3.04 and Section 5.13.

•              Disbursement Application. EBRD shall have received an original of the Borrower’s timely application for such Disbursement substantially in the form of Exhibit A.

•             Construction Progress EBRD shall have received a report of the Independent Engineer, issued no more than three months prior to the proposed date of such Disbursement, confirming to the satisfaction of EBRD that the construction of the Project is proceeding substantially in accordance with the Construction Budget and the Business Plan. For the purposes of preparing the report, which should be done after the end of each quarter of each Financial Year, the Independent Engineer shall receive and review monthly progress reports prepared by the Borrower and assessed against the annual Construction Budget and the Business Plan.

•             Other. EBRD shall have received such other documents and legal opinions as EBRD may reasonably request.

•	Pari Passu Disbursement

Notwithstanding anything in this Agreement to the contrary, the obligation of EBRD to make any Disbursement shall also be subject to the condition that the aggregate amount of the Loan disbursed by EBRD shall not at any time exceed 100% of the aggregate amounts theretofore or contemporaneously disbursed under the other loans included in the Financing Plan.

•	Participations

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Notwithstanding anything in this Agreement to the contrary, the obligation of EBRD to make any Disbursement shall also be subject to the conditions that:

•             immediately after such Disbursement, the ratio of the aggregate amount of the A Loan to the aggregate amount of the B Loan shall be 1 to 1; and

•             EBRD shall not in any event be obligated to make any Disbursement of the B Loan except to the extent that corresponding funds in an aggregate amount equal to the amount of such Disbursement of the B Loan are provided to EBRD by Participants pursuant to Participations.

•AFFIRMATIVE COVENANTS

Unless EBRD otherwise agrees in writing:

•	Project Implementation

The Borrower shall carry out the Project in accordance with the Business Plan furnished by the Borrower to EBRD (subject to any modifications to which EBRD may agree in writing to the Business Plan and to any agreed changes reflected in the Financing Plan and including the assumptions on warehousing and office space incorporated in the Financial Model) and cause the financing specified in the Financing Plan to be applied exclusively to the Project.

•	Maintenance and Continuity of Business

The Borrower shall maintain its corporate existence in compliance with all applicable laws. The Borrower shall conduct its business with due diligence and efficiency, in accordance with sound engineering, financial and business practices and in compliance with all applicable laws, including all money laundering laws. The Borrower shall use procurement methods which ensure a sound selection of goods and services at fair market value and that the Borrower is making its capital investments in a cost effective manner.

•	Environmental and Social Compliance

•             Except as otherwise specified in the Environmental and Social Action Plan, the Borrower shall carry out the Project in accordance with the environmental, health and safety regulations and standards in effect from time to time in the jurisdiction in which the Project is located and the European Union environmental and health and safety standards existing on the date hereof (or, in the event that such European Union standards do not exist, as set forth in the applicable environmental guidelines of the World Bank Group) and the International Finance Corporation’s Safeguard Policies on Indigenous Peoples, Involuntary Resettlement and Cultural Property as referred to in EBRD’s Environmental Policy as of the date hereof. The Borrower shall make the environmental and social impact assessment for the Project available at a publicly accessible location at or near the site of the Project.

•             The Borrower shall observe all applicable laws and standards on employment, including those relating to the employment of children and young people, discrimination at work, and forced labour. Such applicable laws and standards shall include (i) the International Labour Organisation’s fundamental conventions concerning the

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abolition of child labour, the elimination of discrimination at the workplace and the elimination of forced and compulsory labour and (ii) national law.

•             The Borrower shall not undertake any hazardous waste disposal activities as part of its business or operations.

•              Without limiting the foregoing, the Borrower shall diligently implement and adhere to the Environmental and Social Action Plan.

•	Insurance

The Borrower shall maintain insurance against loss, damage and liability in a manner and with insurers reasonably satisfactory to EBRD and EBRD’s insurance consultants. EBRD shall be named as sole loss payee (except with respect to liability insurance) and additional insured under the relevant insurance policies and the interests of EBRD shall be noted thereon.

•	Accounting

•             The Borrower shall maintain books of account and other records adequate to present fairly the financial position, financial performance and cash flows of the Borrower and the results of its operations (including the progress of the Project) in conformity with Generally Accepted Accounting Principles.

•             The Borrower shall maintain as auditors of the Borrower a firm of independent accountants reasonably acceptable to EBRD.

•             The Borrower shall authorise, by a letter substantially in the form of Exhibit C, the Auditors to communicate directly with EBRD at any time regarding the Borrower’s accounts and operations.

•	Continuing Governmental and Other Authorisations

The Borrower shall obtain and maintain in force (or, where appropriate, renew) all Authorisations required for the purposes described in Sections 4.01(e) and 4.01(g). The Borrower shall perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, such Authorisations.

•	Security

The Borrower shall create, perfect, maintain and, as appropriate, renew the Security in a manner satisfactory to EBRD.

•	Compliance with Other Obligations

The Borrower shall comply with all material agreements to which it is a party or by which it or any of its properties or assets is bound.

•	Taxes

•             The Borrower shall pay when due all of its Taxes, including any Taxes against any of its properties, other than Taxes which are being contested in good faith and by proper proceedings and as to which adequate reserves have been set aside for the payment thereof.

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The Borrower shall make timely filings of all Tax returns and governmental reports required to be filed or submitted under any applicable law.

•             The Borrower shall pay all Taxes payable on, or in connection with, the execution, issue, delivery, registration or notarisation of any Financing Agreement, any Project Agreement or any other document related to this Agreement. Upon notice from EBRD, the Borrower shall pay to EBRD, or reimburse EBRD for, an amount equal to any such Taxes levied on or paid by EBRD and EBRD shall provide evidence reasonably satisfactory to the Borrower of such Taxes levied on or paid by EBRD.

•	Project Agreements

The Borrower shall maintain all Project Agreements to which the Borrower is a party in full force and effect without modification and perform its obligations under, and not commit any breach of or default under, any such Project Agreement.

•	Financial Ratios
•	Debt service coverage ratio. The Borrower shall, at all times:

•            during the period commencing on the Project Completion Date and ending on 31 December 2010 maintain an Actual DSCR of not less than 1.25:1.00 and;

•            after 31 December 2010 (provided the Project Completion Date shall have occurred) maintain an Actual DSCR of not less than 1.5:1.00.

•	Projected debt service coverage ratio. The Borrower shall, at all times;

•            during the period commencing on the Project Completion Date and ending on 31 December 2010 maintain a Projected DSCR of not less than 1.25:1.00 using Revenues from Service Contracts (as defined in this Agreement) as the basis for such calculations; and

•            after 31 December 2010 (provided the Project Completion Date shall have occurred) maintain a Projected DSCR of not less than 1.5:1.00 using Revenues from Service Contracts (as defined in this Agreement) as the basis for such calculations.

•             Loan Life Cover Ratio. The Borrower shall, at all times, after the Project Completion Date, maintain a Loan Life Cover Ratio of not less than 1.4:1.00.

•	Further Documents

The Borrower shall execute all such other documents and instruments and do all such other acts and things as EBRD may determine (acting reasonably) are necessary or desirable to give effect to the provisions of the Financing Agreements and the Project Agreements and to cause the Financing Agreements and the Project Agreements to be duly registered, notarised and stamped in any applicable jurisdiction. The Borrower hereby irrevocably appoints and constitutes EBRD as the Borrower’s true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the

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Borrower in order to carry out the provisions hereof .

•	Costs and Expenses

•             The Borrower shall, whether or not any Disbursement is made, pay to EBRD or as EBRD may direct, within 30 days of EBRD furnishing to the Borrower the invoice therefor (but, in any event, on or prior to the first Disbursement in the case of costs and expenses incurred and for which invoices have been provided to the Borrower prior to the date of the first Disbursement), all documented and reasonable out-of-pocket costs and expenses (including, travel expenses and the fees and expenses of outside counsel to EBRD, the fees and expenses of the Independent Engineer and all other financial, accounting, engineering, environmental, insurance and other consulting fees and expenses) incurred by EBRD in connection with:

•             the assessment, preparation, negotiation and arrangement of the Loan by EBRD;

•             the preparation, review, negotiation, execution and, where appropriate, registration and notarisation of the Financing Agreements, the Project Agreements and the Security and any other documents related thereto;

•	the giving of any legal opinions hereunder; and

•             the administration and monitoring of the Financing Agreements, including visits by environmental staff and the Independent Engineer.

•             The Borrower shall pay to EBRD or as EBRD may direct, on demand, all fees, costs and expenses (including, legal fees and expenses) incurred by EBRD:

•	in the determination of whether there has occurred a Default;

•             in respect of the preservation or enforcement of any of its rights under any Financing Agreement and the collection of any amount owing to EBRD; and

•             in connection with the assessment, preparation, review, negotiation, execution and, where appropriate, registration and notarisation of any amendment to or waiver of any Financing Agreement, any Project Agreement or any other document related thereto.

•	Furnishing of Information

•             As soon as available but, in any event, within 60 days after the end of each quarter of each Financial Year, the Borrower shall furnish to EBRD:

•             two copies of the unaudited Financial Statements for such quarter in a form satisfactory to EBRD and, if requested by EBRD, certified by an officer of the Borrower;

•              a management discussion and analysis of results for such quarter, including a report on any factors materially and adversely affecting or which might materially and adversely affect the Borrower’s business, operations or financial condition or a

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statement that there are no such factors;

•             (commencing on the date of this Agreement and continuing during implementation of the Project) a report, in a form satisfactory to EBRD, on the implementation and progress of the Project, including a report on any factors materially and adversely affecting or which might materially and adversely affect the Project or the implementation of the Financing Plan or a statement that there are no such factors; and information on the identity and nationality of the contractor and the value of the contract in respect of any contract awarded by the Borrower relating to the Project (A) which is in respect of construction or works and has a value in excess of USD500,000 (or the equivalent thereof in other currencies at then current rates of exchange), or (B) which is in respect of the purchase of goods or the provision of consultancy services with a value in excess of USD500,000 (or the equivalent thereof in other currencies at then current rates of exchange); and

•              a statement of all transactions and transfers between the Borrower and each of its Affiliates and Shareholders during such quarter detailing all such transactions and transfers which individually exceeded USD250,000 or in aggregate exceeded USD250,000 (or the equivalent thereof in other currencies at then current rates of exchange) or a statement that the aggregate value of such transactions was less than USD250,000;

•              a certificate, certified by an officer of the Borrower, confirming the Borrower’s compliance with the financial ratios set out in Section 5.11 of this Agreement together with the relevant financial calculations of CADS, Actual DSCR and Projected DSCR;

•              copies of bank statements for such quarter, certified by an officer of the Borrower, detailing the cash balances on the Borrower’s Debt Service Reserve Account, Revenue Account and Cash Sweep Account; and

•              a report detailing all payments made by Users to the Borrower under Service Contracts for such quarter.

•             As soon as available but, in any event, within 120 days after the end of each Financial Year, the Borrower shall furnish to EBRD:

•             two copies of the audited Financial Statements for such Financial Year, together with a report of the Auditors thereon prepared in accordance with International Standards on Auditing or Generally Accepted Accounting Principles, all in a form satisfactory to EBRD; and

•              a management letter from the auditors of each of the Borrower, the Sponsor and the Shareholder commenting on, among other matters, the adequacy of the Borrower’s the Sponsor’s and the Shareholder’s financial control procedures and accounting systems, together with a copy of any other communication sent by the auditors to the Borrower the Sponsor or the Shareholder or to its management in relation to the Borrower’s the Sponsor’s or the Shareholder’s financial, accounting

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and other systems, management and accounts,

and shall as soon as practicable thereafter ensure that the Sponsor publishes a summary of such audited Financial Statements on the Sponsor’s web-site.

•             As soon as available but, in any event, within 60 days after the end of each Financial Year, the Borrower shall furnish to EBRD a report, in form and scope satisfactory to EBRD, on Environmental Matters and Social Matters arising in relation to the Borrower or the Project during such Financial Year, including:

•             information on compliance by the Borrower with the environmental, health and safety and social standards mentioned in Section 5.03, including the status of any Authorisation required for the Project, the results of any inspection carried out by any regulatory authority, any violation of applicable laws, regulations or standards and any remedial action or fine relating to such violation;

•             information on implementation of the Environmental and Social Action Plan including any proposed changes to actions, schedules or costs;

•              a summary of any material notice, report and other communication on Environmental Matters or Social Matters submitted by the Borrower to any regulatory authority;

•             information on the health and safety record of the Project, including the rate of accidents and any initiatives in relation to health and safety matters which have been implemented or planned by the Borrower;

•              a summary of any change in laws relating to Environmental Matters or Social Matters which may have a material effect on the Project; and

•              copies of any information on Environmental Matters or Social Matters periodically submitted by the Borrower to its shareholders or the general public.

•             As soon as available but, in any event, within 60 days after the end of each Financial Year, the Borrower shall furnish to EBRD a security certificate in the form of Exhibit D, providing EBRD with an update of any property or rights acquired by the Borrower which are required to be provided as part of the Security.

•              Prior to the first Disbursement and, thereafter, within 30 days after the effective date of any new or renewed insurance policy, the Borrower shall furnish to EBRD an original certificate from the Borrower’s insurer or insurance broker, indicating the properties insured, amounts and risks covered, names of the loss payees, beneficiaries and assignees, name of the insurer and any special features of the new or renewed insurance policy, together with a certified copy of such insurance policy.

•             As soon as available but, in any event, within 60 days before the end of each Financial Year commencing after the Project Completion Date, the Borrower shall furnish to EBRD its Annual Budget for the following Financial Year, for EBRD’s review and approval;

•	As soon as available but, in any event, within 60 days before the end of each

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Financial Year commencing prior to the Project Completion Date, the Borrower shall furnish to EBRD its Construction Budget for the following Financial Year, for EBRD’s review and approval and the Borrower shall update the Construction Budget with actual figures within 30 days after the end of each quarter;

•              Prior to the Project Completion Date, the Borrower shall as soon as available but, in any event, within 15 days before the end of each month promptly furnish to EBRD:

•            the monthly management accounts of the Borrower prepared in the normal course of business; and

•            a monthly construction report prepared by the Independent Engineer detailing the progress being made in implementing the Project;

•	The Borrower shall promptly notify EBRD of:

•              any proposed change in the nature or scope of the Project (including the location of raw materials, technology or processes used in, or the schedule for, the Project) or the business or operations of the Borrower;

•	any claim made by the Borrower under any insurance policy; and

•              any event or condition (including, any pending or threatened litigation, arbitration or administrative proceeding and any damage to or destruction of Project facilities) which might reasonably be expected to have a material adverse effect on the Project or the Borrower’s business, operations or financial condition.

•             Immediately upon the occurrence of any Default, the Borrower shall give EBRD notice thereof by facsimile transmission or telex specifying the nature of such Default and any steps the Borrower is taking to remedy the same.

•             Immediately upon the occurrence of any incident or accident relating to the Borrower or the Project which is likely to have a material adverse effect on the environment, health or safety, the Borrower shall give EBRD notice thereof by facsimile transmission or telex specifying the nature of such incident or accident and any steps the Borrower is taking to remedy the same. Without limiting the generality of the foregoing, an incident or accident is likely to have a material adverse effect on the environment, health or safety if any applicable law requires notification of such incident or accident to any Governmental Authority, such incident or accident involves fatality or multiple serious injuries requiring hospitalisation or such incident or accident has become public knowledge whether through media coverage or otherwise.

•             The Borrower shall furnish promptly to EBRD two copies of all notices, reports and other communications of the Borrower to its shareholders (as shareholders) and the minutes of all shareholders’ meetings of the Borrower. Without limiting the foregoing, the Borrower shall, on or before the date that it gives official notice to its shareholders of any shareholders’ meeting, furnish EBRD, by facsimile transmission or telex, with notice of such meeting and the agenda thereof. The Borrower shall permit a representative of EBRD to attend as an observer, at the Borrower’s expense, the annual meeting of the Borrower’s

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shareholders.

•             The Borrower shall furnish promptly to EBRD such other information as EBRD may from time to time reasonably request (including, in order to facilitate EBRD’s evaluation of the Project) and including calculation of the financial ratios set out in Section 5.11 of this Agreement at any time required by EBRD. The Borrower shall permit representatives of EBRD (including, any consultants engaged by EBRD and the Participant) to visit the Project or any of the other premises where the business of the Borrower is conducted or where the Project is being carried out and to have access to the books of account and records of the Borrower.

•	Debt Service Reserve Account

The Borrower shall establish and maintain a Debt Service Reserve Account in the Account Bank. The Borrower shall promptly following the preparation of the semi-annual accounts for each Cash Sweep Calculation Period transfer to the Debt Service Reserve Account an amount equal to 100% of the Excess Cash for the relevant Cash Sweep Calculation Period standing to the credit of the Borrower’s Revenue Account starting on the date which falls six calendar months after the date of this Agreement and ends on the date that the Debt Service Reserve Account shall have accumulated a balance which shall not be less than the Debt Service Reserve Amount. The Borrower shall not withdraw funds from the Debt Service Reserve Account for any purpose without the prior written consent of EBRD. The Borrower shall pledge the Debt Service Reserve Account to the EBRD as first ranking security for all amounts payable under this Agreement, the Parallel Lender Loan Agreement and any other Financing Agreement.

•	Cash Sweep

Following the third anniversary of the date of this Agreement and provided the Debt Service Reserve Account is fully funded, the Borrower shall promptly following the preparation of the semi-annual accounts for each Cash Sweep Calculation Period transfer an amount equal to 50% of the Excess Cash for the relevant Cash Sweep Calculation Period standing to the credit of the Borrower’s Revenue Account to the Borrower’s Cash Sweep Account. Any cash standing to the credit of the Borrower’s Cash Sweep Account, from time to time, shall be applied by the Borrower on the next Interest Payment Date to prepay the Loan pursuant to Section 3.08(b) of this Agreement, provided that the minimum prepayment amount shall be USD100,000 (one hundred thousand Dollars). Any amounts not prepaid as a result of the application of the proviso to the immediately preceding sentence shall remain in the Cash Sweep Account.

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•NEGATIVE COVENANTS

Unless EBRD otherwise agrees in writing:

•	Dividends

Except as expressly provided herein, the Borrower shall not declare or pay any dividend, or make any distribution on its share capital, or purchase, redeem or otherwise acquire any shares of capital of the Borrower or any option over the same. Notwithstanding the foregoing, the Borrower may take any such action on or after the date that the Borrower makes the first repayment of the principal of the Loan under Section 3.07 of this Agreement, but only if:

•	no Default has occurred and is continuing;
•	the Debt Service Reserve Account is fully funded;

•             such dividends when aggregated with all other dividends paid during the same Financial Year do not exceed the Borrower’s net profit (as determined by EBRD) for the immediately preceding Financial Year; and

•             the Actual DSCR and the projected DSCR for the immediately succeeding 6 month period shall exceed 1.75:1.00.

•	Capital Expenditures

The Borrower shall not incur expenditures or commitments for expenditures for fixed and other non-current assets (other than expenditures required for carrying out the Project or for maintenance, repairs or replacements essential to the operation of the Project) in an aggregate amount in excess of USD 200,000 (or the equivalent thereof in other currencies at then current rates of exchange) in any Financial Year.

•	Leases

The Borrower shall not enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind, except to the extent that the aggregate payments by the Borrower in respect of such leases do not exceed USD 350,000 (or the equivalent thereof in other currencies at then current rates of exchange) in any Financial Year.

•	Financial Debt
•	The Borrower shall not incur, assume or permit to exist any Financial Debt except:
•	that provided in the Financing Plan, including the Loan;
•	Subordinated Debt;

•              Short-term Debt in an aggregate amount not to exceed USD 2,000,000 (or the equivalent thereof in other currencies at then current rates of exchange) at any time.

•	The Borrower shall not enter into any agreement or arrangement to guarantee or, in

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any way or under any condition, to become obligated for all or any part of any financial or other obligation of another person.

•	Liens

The Borrower shall not create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except:

•	the Security; and

•              any Tax or other non-consensual Lien arising by operation of law or other statutory Lien arising in the ordinary course of business, provided that such Lien (other than a Lien for a sum which is not yet delinquent) is discharged within 30 days after the date it is created or, if the validity or amount of such Lien or the sum secured by such Lien is being contested in good faith and by proper proceedings and adequate reserves have been set aside for the payment of such sum, within 30 days after final adjudication.

•	Derivative Transactions

The Borrower shall not enter into any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity hedge or similar derivative transaction.

•	Arm’s Length Transactions

The Borrower shall not enter into any transaction with any person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s-length arrangements, or enter into any transaction whereby the Borrower would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discounts) for its products or services.

•	Profit-sharing, Management and Service Arrangements

•             The Borrower shall not enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other person.

•             The Borrower shall not enter into any management contract or similar arrangement whereby its business or operations are managed by any other person.

•             The Borrower shall not enter into any service agreements or similar arrangements, or authorise any person to provide services, in connection with the infrastructure to be built as part of the Project other than on an arms length basis.

•	Investments

The Borrower shall not form or have any Subsidiary, or make or permit to exist loans or advances to, or deposits (other than deposits in the ordinary course of business with reputable banks) with, other persons or investments in any person or enterprise; provided, however, that the Borrower shall be at liberty to invest in short-term investment grade marketable securities solely to give temporary employment to the Borrower’s idle

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resources.

•	Project Agreements

The Borrower shall not terminate, amend or grant any waiver in respect of any provision of any Project Agreement to which it is a party or consent to any assignment of any Project Agreement by any other party thereto.

•	Changes in Business, Capital and Charter

•             The Borrower shall not make changes, or permit changes to be made, to the nature of its business or operations or change the nature or scope of the Project. The Borrower shall not carry out any business or activity other than businesses or activities substantially related to the Project.

•             The Borrower shall not make changes, or permit changes to be made, to its capital except in accordance with the Financing Plan.

•             The Borrower shall not make changes, or permit changes to be made, to its Charter in any manner which would be inconsistent with the provisions of any Financing Agreement unless such changes are required by law.

•	Prepayment of Long-term Debt

The Borrower shall not (whether voluntarily or involuntarily) make any prepayment, repurchase or early redemption of any Long-term Debt or make any repayment of any Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, unless in any such case, if EBRD so requires, the Borrower contemporaneously makes a proportionate prepayment of the principal amount then outstanding of the Loan in accordance with the provisions of Section 3.08 (a) (except that there shall be no prepayment fee and no minimum amount or notice period for such prepayment).

•	Sale of Assets; Merger

•             The Borrower shall not sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (whether in a single transaction or in a series of transactions, related or otherwise).

•             The Borrower shall not undertake or permit any merger, consolidation or reorganisation.

•EVENTS OF DEFAULT

•	Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

•             Payments. The Borrower fails to pay when due any principal of, or interest on, the Loan as required by this Agreement, except where both of the following conditions apply:

•	the failure to pay is due to an administrative error of an account bank, other

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than an error caused by the negligence or wilful misconduct of the Borrower; and

•             within three Business Days after the due date full payment of the same is made in accordance with this Agreement.

•             Covenants. The Borrower or any other party (other than EBRD) fails to perform in a timely manner any of its obligations under any Financing Agreement or any other agreement between the Borrower and EBRD, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after notice thereof has been given to the Borrower by EBRD.

•             Project Agreements. Any party (other than EBRD) fails to perform in a timely manner any of its obligations under any Project Agreement, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after notice thereof has been given to the Borrower by EBRD.

•              Representations. Any representation or warranty made or confirmed by the Borrower or any Guarantor, in any Financing Agreement or Project Agreement was false or misleading in any material respect when made or repeated.

•              Nationalisation. Any Governmental Authority condemns, nationalises, seizes or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower or of its share capital, or acquires majority ownership of the Borrower, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof.

•              Bankruptcy. A decree or order by a court is entered against the Borrower or any Guarantor adjudging the Borrower or any Guarantor bankrupt or insolvent or ordering the winding up or liquidation of its affairs; or a petition is filed seeking reorganisation, administration, arrangement, adjustment, composition or liquidation of or in respect of the Borrower or any Guarantor under any applicable law; or a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official is appointed over or in respect of the Borrower or any Guarantor or any substantial part of its property or assets; or the Borrower or any Guarantor institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganisation, administration, relief or liquidation under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official of the Borrower or any Guarantor or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or any other event occurs which under any applicable law would have an effect analogous to any of the events listed in this Section.

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•             Financial Debt. Any Financial Debt of the Sponsor or the Shareholder in excess of USD1,000,000 (or the equivalent thereof in other currencies) or any Financial Debt of the Borrower (other than the Loan) is not paid when due; or a default of any nature occurs under any agreement pursuant to which there is outstanding any such Financial Debt and such default continues beyond any applicable period of grace; or any such Financial Debt becomes prematurely due and payable or is placed on demand.

•             Change of Control. Any change of control of the Borrower, the Sponsor or the Shareholder or any change in the direct legal or beneficial ownership of the Borrower or the Shareholder occurs or the Sponsor or Shareholder cease at any time to own directly or indirectly at least 78% of the issued and outstanding shares of the Borrower, in each case without the prior written consent of EBRD.

•              Material Adverse Effect. Any circumstance or event occurs which, in the reasonable opinion of EBRD, is likely to have a material adverse effect on the Project or the business, operations or financial condition of the Borrower or any Guarantor or the ability of the Borrower, the Sponsor or the Shareholder to perform any of its material obligations under any Financing Agreement or Project Agreement.

•             Abandonment. The Borrower ceases, or is restrained from carrying on, work on the Project, or abandons the Project, for a period of 90 consecutive calendar days.

•             Project Completion. The physical completion and operational completion of the Project as provided in Schedule 2 has not occurred on or before the fourth anniversary of the date of this Agreement.

•	Consequences of Default

If an event of Default occurs and is continuing, then EBRD may at its option, by notice to the Borrower, declare all or any portion of the principal of, and accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become (anything in this Agreement to the contrary notwithstanding), either:

•	due and payable on demand; or

•             immediately due and payable without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

•MISCELLANEOUS

•	Term of Agreement

This Agreement shall continue in force until the date that the obligation of EBRD to make Disbursements hereunder has terminated in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid in accordance with the provisions hereof; provided that the indemnities and warranties of the Borrower and the provisions of Section 8.08, Section 8.09 and Section 8.10 shall survive repayment of the

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Loan and termination of this Agreement.

•	Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, waiver by EBRD of any of the terms or conditions of, or consent given by EBRD under, this Agreement (including, this Section 8.02) shall be in writing, signed by EBRD and, in the case of an amendment, by the Borrower. The parties to this Agreement may by agreement rescind or vary this Agreement without the consent of any person that is not a party to this Agreement. In the event that EBRD waives a condition to any Disbursement, the Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

•	Notices

Any notice, application or other communication to be given or made under this Agreement to EBRD or to the Borrower shall be in writing. Except as otherwise provided in this Agreement, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail, telex or facsimile transmission to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrower:

BALYKSHI L.L.P.

Rakhat Palace Hotel

29/6 Satpaev Avenue

Almaty, 050040

Republic of Kazakhstan

Attention:	Paul Roberts
Fax:	+7 (327) 2508479

For EBRD:

European Bank for Reconstruction and Development

One Exchange Square

London EC2A 2JN

United Kingdom

Attention:	Operation Administration Unit

Fax:	+44-20-7338-6100
Telex:	8812161

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Answerback:	EBRD L G
•	English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Borrower, which translation shall be the governing version between the Borrower and EBRD.

•	Financial Calculations

•             All financial calculations to be made under, or for the purposes of, this Agreement shall be made in accordance with Generally Accepted Accounting Principles and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this Agreement, shall be made using the then most recently issued quarterly Financial Statements which the Borrower is required to furnish to EBRD from time to time under Section 5.14(a); provided, however, that:

•             if the relevant quarterly Financial Statements should be in respect of the last quarter of a Financial Year then, at EBRD’s option, such calculations may instead be made from the audited Financial Statements for the relevant Financial Year; and

•             if there should occur any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

•             All financial calculations to be made under, or for the purposes of this Agreement, shall be based on the Financial Model.

•	Rights, Remedies and Waivers

•             The rights and remedies of EBRD in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of EBRD into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of EBRD in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

•              No course of dealing or waiver by EBRD in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of EBRD with respect to any other condition of Disbursement or be construed to be a waiver thereof.

•              No action of EBRD in respect of any Disbursement shall affect or impair any right, power or remedy of EBRD in respect of any other Disbursement. Without limiting the foregoing, the right of EBRD to require compliance with any condition under this Agreement which may be waived by EBRD in respect of any Disbursement is, unless otherwise notified to the Borrower by EBRD, expressly preserved for the purposes of any subsequent Disbursement.

•	No course of dealing and no delay in exercising, or omission to exercise, any right,

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power or remedy accruing to EBRD upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of EBRD in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of EBRD in respect of any other default.

•             The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

•	Indemnification

•             The Borrower assumes full liability for, and agrees to and shall indemnify and hold harmless EBRD and its officers, directors, employees, agents and servants against and from, any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, Taxes, suits, costs and expenses (including, reasonable legal counsel’s fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against EBRD or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

•              any of the transactions contemplated by any Financing Agreement or Project Agreement or the execution, delivery or performance thereof;

•             the operation or maintenance of the Borrower’s facilities or the ownership, control or possession thereof by the Borrower; or

•             the exercise by EBRD of any of its rights and remedies under any of the Financing Agreements;

provided that EBRD shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

•             The Borrower acknowledges that EBRD is entering into this Agreement, and has acted, solely as a lender, and not as an advisor, to the Borrower. The Borrower represents and warrants that, in entering into the Financing Agreements, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by EBRD.

•	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

•	Arbitration and Jurisdiction

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•             Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of EBRD as to any amount due to EBRD under any Financing Agreement shall be prima facie evidence of such amount.

•              Notwithstanding Section 8.09(a), this Agreement and the other Financing Agreements, and any rights of EBRD arising out of or relating to this Agreement or any other Financing Agreement, may, at the option of EBRD, be enforced by EBRD in the courts of the Republic of Kazakhstan, the British Virgin Islands, Nevada (USA) or in any other courts having jurisdiction. For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Financing Agreement and shall keep EBRD advised of the identity and location of such agent. Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

•	Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the

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Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law. Notwithstanding the foregoing, EBRD has made an express submission to arbitration under Section 8.09(a) and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Section 8.09(a).

•	Waiver of Sovereign Immunity

The Borrower represents and warrants that this Agreement and the incurring by the Borrower of the Loan are commercial rather than public or governmental acts and that the Borrower is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Borrower or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty or otherwise, the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

•	Successors and Assigns; Third Party Rights

•             This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of EBRD.

•             EBRD may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and the other Financing Agreements (including, by granting of Participations or otherwise).

•             Except as provided in Section 8.12(a) or 8.12(b), none of the terms of this Agreement are intended to be enforceable by any third party.

•	Disclosure

EBRD may disclose such documents, information and records regarding the Borrower and this transaction (including, copies of any Financing Agreements and Project Agreements) as EBRD deems appropriate in connection with any dispute involving the Borrower or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of EBRD’s rights under any Financing Agreement or collecting any amount owing to EBRD or in connection with any proposed Participation or any other proposed sale, transfer, assignment, novation or other disposal contemplated by Section 8.12.

•	Counterparts

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This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

BALYKSHI L.L.P.

By:	/s/ Laird Garrard
Name:
Title:

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Matteo Colangeli
Name:

             Title:

LONDON - 104951.09

Schedule 1

Licenses

•	Feasibility Study Approval.
•	Environmental and Social Impact Assessment Approval.

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Schedule 2

Project Completion

•	The Physical Completion

The Independent Engineer shall have certified to the EBRD that the physical completion tests set out in Section 8.2.1 of the Technical Due Diligence Report have been satisfied, to include without limitation, as follows;

The various physical component parts of the Project such as:-

•	Approach Channel.
•	Harbour Area.
•	Breakwater.
•	General Cargo Berth.
•	Liquid Berths.
•	Jetty to Liquid Berths.
•	Pipe Lines.
•	Storage Tanks for all commodities
•	General Storage Area.
•	Workshop and Repair Facilities.
•	Water, Power, Heating, Sewage and Drainage.
•	Offices, Amenities, Safety and Security.

have been completed to the satisfaction of all parities and in compliance with the appropriate design standards.

The additional physical tests undertaken during construction, including, without limitation, as follows:

•	testing of concrete strength in key critical construction areas,
•	welding tests on pipelines,
•	sampling of piles loaded to check that the piles are able to withstand

LONDON - 104951.09

the design loading,

•              checking that the drainage system is capable of collecting and separating oil and water and that only water is allowed to flow to drainage are satisfied.

•	Operational Completion

The Independent Engineer shall have certified to the EBRD that the operational and safety tests set out in Section 8.2.2 of the Technical Due Diligence Report have been satisfied, to include, without limitation, as follows;

•              pressure tests, flow rates, checks on alarm systems and safety cut outs, fire alarms, automatic start ups and shut downs where and when required and emergency procedure training and practice.

•              operational tests under normal working conditions have been conducted by circulating some of the liquid products through the systems using pipe work and temporary connections to allow the circulation to take place.

•             the acceptance tests have been conducted by running the marine base under normal operating conditions and undertaking the loading tests and checking flow rates etc. during these procedures. The acceptance tests should be carried out by handling two complete ship loads of each of the types of products for which the base was designed. For example if one of the products is the importation of Diesel Oil then the acceptance test for that product should be carried out over two complete ship loads. Also if one of the main functions is the loading of Diesel Oil to Barge then the tests should be carried out over two barge loads. Acceptance tests should be carried out over a number of days in order to ensure that all commodities handled through the marine base are fully explored and full acceptance is assured.

•	Financial tests:

•             The Loan Life Cover Ratio is not less than 1.5:1.0, using Revenues from Service Contracts (as defined in this Agreement) as the basis for such calculations;

•             EBITDA in respect of the Borrower for the preceding 4 quarters shall be positive;

•              CADS for the preceding 12 month period shall not be less than USD 10 million;

•             The ratio of EBITDA to Interest Expense for the preceding 12 month period shall not be less than 2.5:1.00.

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•             The Debt Service Reserve Account shall have been fully funded by the Borrower and the Account Bank where the Debt Service Reserve Account is opened shall have confirmed that the Debt Service Reserve Amount is held in the Debt Service Reserve Account.

•	No Default has occurred and is continuing.

•

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EXHIBIT A - FORM OF DISBURSEMENT APPLICATION

[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development

One Exchange Square

London EC2A 2JN

United Kingdom

Attention:	Operation Administration Unit

Subject:	Operation No. 36384
Disbursement Application No. _____1

Dear Sir/Madam:

1.         Please refer to the loan agreement dated [__________] (the “Loan Agreement”) between [Name of Borrower] (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”).

2.	Expressions defined in the Loan Agreement shall bear the same meanings herein.

3.         We hereby request the following Disbursement in accordance with the provisions of the Loan Agreement:

Currency required:	[insert Loan Currency]
Amount (in figures and words):	______________________________
______________________________
Value Date:	[As soon as possible, on a date selected by EBRD in its discretion, but not later than]2 _________________________3

_________________________

1 Each application must be numbered in series.

2 If the disbursement is required for a specific value date, this bracketed language may be deleted.

3 This date must not be earlier than 10 Business Days after the disbursement application is delivered to EBRD.

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Payment Instructions (Borrower’s Banking Details):

Borrower’s Account Name:	______________________________
Borrower’s Account Number:	______________________________
Borrower’s Bank Name:	______________________________
Borrower’s Bank Address:	______________________________
______________________________
______________________________

Borrower’s Bank Correspondent Details:

Correspondent’s Name:4	______________________________
Correspondent’s Address:	______________________________
______________________________
______________________________
Borrower’s Bank’s Account Name:	______________________________
Borrower’s Bank’s Account Number:	______________________________
Reference:	______________________________

4.         For the purposes of Section 4.02 of the Loan Agreement, we hereby represent and warrant that:

(a)       all agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 of the Loan Agreement are in full force and effect and unconditional (except for the Loan Agreement having become unconditional, if that is a condition of any such agreement);

(b)       the representations and warranties made by the Borrower [, the Sponsor,] [the Shareholder,] and [_________] in the Financing Agreements and Project Agreements and deemed repeated on the date hereof thereunder are true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof;

(c)	no Default has occurred and is continuing or is imminent;

(d)       the Borrower will not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound or any law applicable to the Borrower;

(e)       nothing has occurred which would have a material adverse effect on the Project, the business operations or financial condition of the Borrower, the Sponsor or the Shareholder or the ability of the Borrower or any Guarantor to perform any of its material obligations under any Financing Agreement or Project Agreement; and

_________________________

4 Name of bank in [_____].

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(f)        the proceeds of such Disbursement are needed by the Borrower for the purposes of the Project.

5          For the purposes of Section 4.03 of the Loan Agreement, we represent and warrant that, upon giving effect to such Disbursement, the aggregate amount of the Loan disbursed by EBRD will not represent more than 100% of the aggregate amounts theretofore or contemporaneously disbursed under the other loans included in the Financing Plan.

6.         The representations and warranties made in paragraphs 4 and 5 above will continue to be true on and as of the date of such Disbursement with the same effect as though such representations and warranties had been made on and as of the date of such Disbursement. If any such representation or warranty is no longer true on or prior to or as of the date of such Disbursement, we shall immediately notify EBRD and shall, upon demand by EBRD, repay any amount which has been or is disbursed by EBRD in respect of such Disbursement.

Yours faithfully,

[NAME OF BORROWER]

By:	______________________________
Authorised Representative5

•HIBIT B - FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development

One Exchange Square

London EC2A 2JN

United Kingdom

Attention:	Operation Administration Unit

Subject:	Operation No. 36384
Certificate of Incumbency and Authority6

Dear Sir/Madam:

_________________________

5 As named in the Certificate of Incumbency and Authority

6 Designation may be changed by the Borrower at any time by providing a new Certificate of Incumbency and Authority to EBRD.

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With reference to the loan agreement dated [__________] (the “Loan Agreement”) between [Name of Borrower] (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”), I, the undersigned [President] [Chairman of the Board of Directors] [Director] of the Borrower, duly authorised by its Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the persons, any one of whom is and will continue to be (until EBRD has received actual written notice from the Borrower that they or any of them no longer continue to be) authorised, on behalf of the Borrower, individually:

(1)

to sign the Loan Agreement, any Disbursement applications, certifications, letters or other documents to be provided under the Loan Agreement and any other agreements to which EBRD and the Borrower may be party in connection therewith; and

(2)	to take any other action required or permitted to be taken by the Borrower under the Loan Agreement or any other agreement to which EBRD and the Borrower may be party in connection therewith:

NAME	OFFICE	SPECIMEN SIGNATURE

_______________	_______________	_________________________

_______________	_______________	_________________________

_______________	_______________	_________________________

_______________	_______________	_________________________

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

[NAME OF BORROWER

By:	______________________________
Name:
Title:	[President]
[Chairman of the Board of Directors]
[Director]

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EXHIBIT C - FORM OF LETTER TO AUDITORS

[To Be Typed on Letterhead of the Borrower]

[Date]

[Name of Auditors]

[Address]

Dear Sir/Madam:

We hereby authorise and request you to give to European Bank for Reconstruction and Development (“EBRD”) all such information as it may reasonably request with regard to the Financial Statements, both audited and unaudited, which we have agreed to furnish to EBRD under the terms of the loan agreement dated [__________] (the “Loan Agreement”) between ourselves and EBRD. For your information, we enclose a copy of the Loan Agreement.

We authorise you to send our audited accounts to EBRD to enable us to satisfy the reporting requirements set forth in Section 5.14 of the Loan Agreement. When submitting such audited accounts to EBRD, you are also requested to send, at the same time, a copy of your full report on such accounts in a form acceptable to EBRD.

For our records, please ensure that you send to us a copy of every letter which you receive from EBRD immediately upon receipt and a copy of each reply made by you immediately upon the issue thereof.

Yours faithfully,

[NAME OF BORROWER

By:	______________________________
Authorised Representative

Enclosure: Loan Agreement

cc:	European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Attention:	Operation Administration Unit
Subject:	Operation No. 36384

C-1

-

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EXHIBIT D - FORM OF SECURITY CERTIFICATE

[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development

One Exchange Square

London EC2A 2JN

United Kingdom

Attention:	Operation Administration Unit

Subject:	Operation No. 36384
Security Certificate

Dear Sir/Madam:

With reference to the loan agreement dated [__________] (the “Loan Agreement”) between [Name of Borrower] (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”), I, the undersigned [President] [Chairman of the Board of Directors] [Director] of the Borrower, duly authorised by its Board of Directors, hereby certify that:

[(1)

[except as described in the attached schedule or are otherwise validly pledged or assigned to EBRD as Security for the Loan] [the Borrower [or any Subsidiary of the Borrower] has not from [the date of first Disbursement under the Loan] [the date of the last Security certificate provided pursuant to the Loan Agreement]:

(i)  [become the owner of any immovable assets with respect to which the [Immovables Mortgage or any Financing Agreement contemplates will become a part of the Security];

(ii) [[become the owner of any movable assets with respect to which the [Movables Mortgage or any Financing Agreement contemplates will become a part of the Security];

(iii)[become a party to any Project Agreement with respect to which the [Contract Pledge/Assignment]] or any Financing Agreement contemplates will become a part of the Security]; and

(iv)[acquired any insurance] with respect to which the [Insurance Assignment/Pledge] or any Financing Agreement contemplates will become a part of the Security.

(2)       To the extent the Borrower has become the owner of any assets or rights as described in paragraph 1 with respect to which any Financing Agreement contemplates would become a part of the Security, the Borrower shall within [60] days from the date hereof take all such steps as are necessary or desirable to be taken by it to establish and perfect the Security contemplated by any such Financing Agreement.

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

[NAME OF BORROWER]

By:	______________________________
Name:
Title:	[President]
[Chairman of the Board of Directors]
[Director]

1

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